EXHIBIT 2.1

NOT FOR RELEASE, PUBLICATION OR DISTRIBUTION, IN WHOLE OR IN PART, IN OR INTO, ANY JURISDICTION WHERE TO DO SO WOULD CONSTITUTE A VIOLATION OF THE RELEVANT LAWS OF SUCH JURISDICTION
THIS ANNOUNCEMENT CONTAINS INSIDE INFORMATION
FOR IMMEDIATE RELEASE
18 September 2018
Recommended Cash Acquisition
of
JARDINE LLOYD THOMPSON GROUP PLC
by
MMC TREASURY HOLDINGS (UK) LIMITED
(a Marsh & McLennan Companies, Inc. group company)

to be effected by means of a Scheme of Arrangement
under Part 26 of the Companies Act 2006
Summary and highlights
The board of directors of MMC Treasury Holdings (UK) Limited (“MMC BidCo”), a wholly-owned subsidiary of Marsh & McLennan Companies, Inc. (“MMC”), and the Independent Directors of Jardine Lloyd Thompson Group plc (“JLT”) are pleased to announce that they have reached agreement on the terms of a recommended cash acquisition by which the entire issued and to be issued share capital of JLT will be acquired by MMC BidCo.

•	Under the terms of the Acquisition, JLT Shareholders will be entitled to receive:
For each JLT Share:    £19.15 in cash

•	The Acquisition values the entire issued and to be issued share capital of JLT at approximately £4.3 billion on a fully diluted basis, and represents a premium of approximately:

o	33.7 per cent. to the Closing Price of £14.32 per JLT Share on 17 September 2018 (being the last Business Day before this announcement);

o	31.6 per cent. to the volume-weighted average price of £14.55 per JLT Share for the one month ended 17 September 2018 (being the last Business Day before this announcement); and

o	37.1 per cent. to the volume-weighted average price of £13.97 per JLT Share for the three months ended 17 September 2018 (being the last Business Day before this announcement).

•	The Acquisition Consideration implies an enterprise value of approximately £4.9 billion for JLT.

•	The JLT Independent Directors, who have been so advised by J.P. Morgan Cazenove and Simon Robertson Associates as to the financial terms of the Acquisition, consider the terms of the Acquisition to be fair and reasonable. In providing their advice, J.P. Morgan Cazenove and Simon Robertson Associates have taken into account the commercial assessments of the JLT Independent Directors. Accordingly, the JLT Independent Directors intend unanimously to recommend that JLT Shareholders vote in favour of the resolutions relating to the Acquisition at the Meetings (or in the event that the Acquisition is implemented by way of an Offer, to accept or procure acceptance of such Offer) as all of the JLT Independent Directors who hold JLT Shares have irrevocably undertaken to do in respect of their own beneficial holdings of 27,709 JLT Shares in aggregate representing approximately 0.01 per cent. of JLT’s issued share capital (excluding shares held in treasury) on 17 September 2018 (being the last Business Day before this announcement).

•
The JLT Executive Directors have not participated in the decision to make the recommendation referred to above as they are potential beneficiaries under the reward arrangements described in paragraph 10 of the full announcement. However, the JLT Executive Directors, being Dominic Burke, Mark Drummond Brady and Charles Rozes, strongly support the Acquisition, and each of them has, pursuant to a hard irrevocable undertaking, undertaken to (and where applicable, use reasonable endeavours to procure their spouse to) vote in favour of the resolutions relating to the Acquisition at the Meetings (or in the event that the Acquisition is implemented by way of an Offer, to accept or procure acceptance of such Offer) in respect of their own (and, where applicable, their spouse's) beneficial holdings of 599,302 JLT Shares in aggregate representing approximately 0.27 per cent. of JLT's issued share capital (excluding shares held in treasury) on 17 September 2018 (being the last Business Day before this announcement).

•
MMC and MMC BidCo have received a hard irrevocable undertaking from JMH Investments Limited (“JMH”), part of the Jardine Matheson Group, to vote in favour of the Scheme at the Court Meeting and the resolutions to be proposed at the JLT General Meeting in respect of 87,974,158 JLT Shares representing, in aggregate, approximately 40.16 per cent. of the existing issued share capital (excluding shares held in treasury) of JLT on 17 September 2018 (being the last Business Day before this announcement).

•
In total, therefore, MMC and MMC BidCo have received hard irrevocable undertakings in respect of, in aggregate, 88,601,169 JLT Shares representing approximately 40.45 per cent. of the existing issued share capital (excluding shares held in treasury) of JLT on 17 September 2018 (being the last Business Day before this announcement).

•
MMC is delighted to announce that, following completion of the Acquisition, Dominic Burke, Group Chief Executive of JLT, will join MMC as Vice Chairman and will serve as a member of MMC’s Executive Committee. The directors of MMC are confident that Dominic’s years of experience and proven leadership in the industry will be a valuable asset to MMC and its business.

•
It is intended that the Acquisition will be effected by a Court-sanctioned scheme of arrangement under Part 26 of the Companies Act 2006. However, MMC BidCo reserves the right to elect to implement the Acquisition by way of an Offer (as defined in Part 28 of the Companies Act 2006), subject to the Panel’s consent and the terms of the Co-operation Agreement.

•
It is expected that the Scheme Document, containing further information about the Acquisition and notices of the Court Meeting and JLT General Meeting, together with the associated forms of proxy, will be posted to JLT Shareholders within 28 days of this announcement and the Meetings are expected to be held shortly thereafter. The Acquisition is currently expected to close during Spring 2019, subject to receipt of the relevant competition clearances and regulatory approvals.

•	Commenting on the Acquisition, Dan Glaser, President and CEO of MMC, said:
“The combination of MMC and JLT creates a compelling value proposition for our clients, our colleagues and our shareholders. JLT is a complementary strategic fit with MMC. Bringing together our two enterprises will create a platform to deliver exceptional service to clients across geographies and specialties. At a personal level, I have come to know, and respect, Dominic Burke and his management team from my time both at MMC and as an underwriter. I am confident that the addition of JLT’s talented colleagues will make us an even stronger and more dynamic company.”

•	Commenting on the Acquisition, Geoffrey Howe, Chairman of JLT, said:
“The JLT Board is unanimous that MMC has made a compelling offer which reflects the substantial value created by the extraordinary efforts of our people. I’m confident that combining the two groups’ strengths will create a business uniquely well equipped to serve its clients in the future. We have long admired MMC and we can think of no better home for our business.”

•	Commenting on the Acquisition, Dominic Burke, Group Chief Executive of JLT, said:
“I am enormously proud of what JLT has achieved, founded on our people, our culture and our unwavering commitment to our clients. MMC is, and always has been, a highly respected competitor and I believe that, combined, we will create a group that will truly stand as a beacon for our industry.”
Strategic rationale
The Acquisition accelerates MMC’s strategy to be the pre-eminent global firm offering clients advice and solutions in the areas of risk, strategy and people. JLT’s history of strong organic growth, attractive geographic diversification, strong human capital and culture presents a unique value proposition for MMC’s shareholders and the employees of the Combined Group. JLT and MMC both share a commitment to excellence, integrity and a culture of collaboration with high quality, talented personnel that maintain a singular focus on serving clients.
The Acquisition brings a set of assets that is both diverse and complementary to MMC’s current operations and enhances the ability to accelerate growth of the two businesses across products and geographies. More specifically, the Acquisition represents a meaningful step forward in MMC’s continued push to expand in higher growth segments. Benefits to MMC include:

•	Strengthening MMC’s specialty risk broking which has deep expertise and capabilities

•	Expanding network for MMC’s global reinsurance business

•	Enhancing positions in key growth markets such as Asia and Latin America, and segments such as MMC’s global retirement and benefit operations (especially in the UK)
This transaction also provides an opportunity for MMC to enhance several areas of JLT’s business, including accelerating growth in global employee benefits and their US expansion.
Overall, it is estimated that MMC’s revenues will increase to approximately $17 billion as a result of the Acquisition.

Advisers
Goldman Sachs is acting as financial adviser to MMC and MMC BidCo in respect of the Acquisition. Slaughter and May and Wachtell, Lipton, Rosen & Katz are acting as legal advisers to MMC and MMC BidCo in relation to the Acquisition with Davis Polk & Wardwell LLP also acting for MMC in respect of the Bridge Loan Agreement.
J.P. Morgan Cazenove and Simon Robertson Associates are acting as financial advisers to JLT. Clifford Chance LLP is acting as legal adviser to JLT.
This summary should be read in conjunction with, and is subject to, the full text of the following announcement (including its Appendices). The Acquisition will be subject to the Conditions and other terms set out in this announcement and to the full terms and conditions which will be set out in the Scheme Document. Appendix 2 to the full announcement contains bases and sources of certain information contained in this summary and the following announcement. Details of irrevocable undertakings received by MMC and MMC BidCo are set out in Appendix 3 to the full announcement. Certain terms used in this summary and the following announcement are defined in Appendix 4 to the full announcement.
A copy of this announcement and the documents required to be published by Rule 26 of the City Code will be made available, subject to certain restrictions relating to persons resident in Restricted Jurisdictions, on MMC’s website at www.mmc.com and JLT’s website at www.jlt.com/investors by no later than 12 noon (London time) on the business day following this announcement. For the avoidance of doubt, the contents of these websites are not incorporated by reference into, and do not form part of, this announcement.
Analyst and investor presentation
MMC will host a conference call and webcast for investors and analysts at 8.30 a.m. (New York time) and 1.30 p.m. (London time) on 18 September 2018 to discuss the Acquisition.
To participate in this conference call, please use the following access details:
US: +1 866 831 8658
UK: +44 (0)80 8101 1183
Outside the US or the UK: +1 785 424 1243

Participant code: 529923
The live audio webcast may be accessed at www.mmc.com.
Enquiries:
MMC and MMC BidCo
Dan Farrell                        +1 212 345 3713
Goldman Sachs (Financial Adviser to MMC and MMC BidCo)
Victor Lopez Balboa                    +1 212 902 1000
Mark Sorrell                        +44 20 7774 1000
Nick Harper                        +44 20 7774 1000

JLT
Charles Rozes (Group Finance Director)            +44 20 7558 3380
Paul Dransfield (Head of Investor Relations)        +44 20 7528 4933
J.P. Morgan Cazenove (Financial Adviser to JLT)
Conor Hillery                        +44 20 7742 4000
Edward Squire                        +44 20 7742 4000
James Robinson                    +44 20 7742 4000

Simon Robertson Associates (Financial Adviser to JLT)
Tim Wise                        +44 20 7318 8888

Brunswick Group (PR Adviser to JLT)
Tom Burns                         +44 20 7404 5959
Dania Saidam                         +44 20 7404 5959
Further information
This announcement is not intended to and does not constitute or form part of any offer to sell or subscribe for or any invitation to purchase or subscribe for any securities or the solicitation of any vote or approval in any jurisdiction pursuant to the Acquisition or otherwise. The Acquisition will be made solely pursuant to the terms of the Scheme Document, which will contain the full terms and conditions of the Acquisition, including details of how to vote in respect of the Acquisition. Any decision in respect of, or other response to, the Acquisition should be made only on the basis of the information contained in the Scheme Document.
Goldman Sachs International, which is authorised by the PRA and regulated by the FCA and the PRA in the UK, is acting exclusively for MMC and MMC BidCo and no one else in connection with the Acquisition or any other matters referred to in this announcement and will not be responsible to anyone other than MMC and MMC BidCo for providing the protections afforded to clients of Goldman Sachs International or for providing advice in relation to the Acquisition or any other matters referred to in this announcement.
J.P. Morgan Securities plc, which conducts its UK investment banking business as J.P. Morgan Cazenove ("J.P. Morgan Cazenove") is authorised by the PRA and regulated by the FCA and the PRA in the UK and is acting exclusively for JLT and no one else in connection with the Acquisition or any other matters referred to in this announcement and will not be responsible to anyone other than JLT for providing the protections afforded to clients of J.P. Morgan Cazenove or for providing advice in relation to the Acquisition or any other matters referred to in this announcement.
Simon Robertson Associates LLP ("Simon Robertson Associates") is regulated by the FCA in the UK and is acting exclusively for JLT and no one else in connection with the Acquisition or any other matters referred to in this announcement and will not be responsible to anyone other than JLT for providing the protections afforded to clients of Simon Robertson Associates or for providing advice in relation to the Acquisition or any other matters referred to in this announcement.
This announcement does not constitute a prospectus or prospectus equivalent document.

Overseas jurisdictions
The availability of the Acquisition to JLT Shareholders who are not resident in and citizens of the UK may be affected by the laws of the relevant jurisdictions in which they are located or of which they are citizens. Persons who are not resident in the UK should inform themselves of, and observe, any applicable legal or regulatory requirements of their jurisdictions. Further details in relation to Overseas Shareholders will be contained in the Scheme Document.
The release, publication or distribution of this announcement in jurisdictions other than the United Kingdom may be restricted by law and therefore any persons who are subject to the laws of any jurisdiction other than the United Kingdom should inform themselves about, and observe any applicable requirements. In particular, the ability of persons who are not resident in the United Kingdom to vote their JLT Shares with respect to the Scheme at the Court Meeting, or to execute and deliver forms of proxy appointing another to vote at the Court Meeting on their behalf, may be affected by the laws of the relevant jurisdictions in which they are located. Any failure to comply with the applicable restrictions may constitute a violation of the securities laws of any such jurisdiction. To the fullest extent permitted by applicable law, the companies and persons involved in the Acquisition disclaim any responsibility or liability for the violation of such restrictions by any person. This announcement has been prepared for the purpose of complying with English law and the City Code and the information disclosed may not be the same as that which would have been disclosed if this announcement had been prepared in accordance with the laws of jurisdictions outside the United Kingdom.
Unless otherwise determined by MMC BidCo or required by the City Code, and permitted by applicable law and regulation, the Acquisition will not be made available, directly or indirectly, in, into or from a Restricted Jurisdiction where to do so would violate the laws in that jurisdiction and no person may vote in favour of the Scheme by any such use, means, instrumentality or from within a Restricted Jurisdiction or any other jurisdiction if to do so would constitute a violation of the laws of that jurisdiction. Copies of this announcement and any formal documentation relating to the Acquisition are not being, and must not be, directly or indirectly, mailed or otherwise forwarded, distributed or sent in or into or from any Restricted Jurisdiction and persons receiving such documents (including custodians, nominees and trustees) must not mail or otherwise forward, distribute or send it in or into or from any Restricted Jurisdiction. If the Acquisition is implemented by way of an Offer (unless otherwise permitted by applicable law and regulation), the Offer may not be made directly or indirectly, in or into, or by the use of mails or any means or instrumentality (including, but not limited to, facsimile, e-mail or other electronic transmission, telex or telephone) of interstate or foreign commerce of, or of any facility of a national, state or other securities exchange of any Restricted Jurisdiction and the Offer may not be capable of acceptance by any such use, means, instrumentality or facilities.
US holders of JLT Shares should note that the Acquisition relates to the shares of an English company and is being made by means of a scheme of arrangement provided for under English company law. An acquisition effected by means of a scheme of arrangement is not subject to the tender offer rules or the proxy solicitation rules under the US Exchange Act. Accordingly, the Acquisition is subject to the disclosure requirements and practices applicable in the United Kingdom to schemes of arrangement which differ from the disclosure requirements of United States tender offer and proxy solicitation rules. If, in the future, MMC BidCo exercises the right to implement the Acquisition by way of an Offer and determines to extend the Offer into the United States, the Acquisition will be made in compliance with applicable United States laws and regulations. Financial information included in this announcement and the Scheme Documentation has been or will have been prepared in accordance with accounting standards applicable in the United Kingdom that may not be comparable to financial information of US companies or companies whose financial statements are prepared in accordance with generally accepted accounting principles in the United States.
It may be difficult for US holders of JLT Shares to enforce their rights and any claim arising out of the US federal laws, since MMC BidCo and JLT are located in a non-US jurisdiction, and some or all of their officers and directors may be residents of a non-US jurisdiction. US holders of JLT Shares may not be able to sue a non-US company or its officers or directors in a non-US court for violations of the US securities laws. Further, it may be difficult to compel a non-US company and its affiliates to subject themselves to a US court’s judgement.
The receipt of cash pursuant to the Acquisition by US holders of JLT Shares as consideration for the transfer of its Scheme Shares pursuant to the Scheme may be a taxable transaction for US federal income tax purposes and under applicable US state and local, as well as foreign and other, tax laws. Each US holder of JLT Shares is urged to consult his independent professional adviser immediately regarding the tax consequences of the Acquisition applicable to him.
Forward-looking statements
This announcement (including information incorporated by reference in this announcement), oral statements made regarding the Acquisition, and other information published by MMC and JLT contain statements which are, or may be deemed to be, "forward-looking statements". Forward-looking statements are prospective in nature and are not based on historical facts, but rather on current expectations and projections of the management of MMC and JLT about future events. All statements other than statements of historical facts included in this announcement may be forward-looking statements. Without limitation, any statements preceded or followed by or that include the words "targets", "plans", "believes", "expects", "aims", "intends", "will", "should", "could", "would", "may", "anticipates", "estimates", "synergy", "cost-saving", "projects", "goal", "strategy", "budget", "forecast" or "might", or words or terms of similar substance or the negative thereof, are forward-looking statements. These include statements relating to the following: (i) future capital expenditures, expenses, revenues, earnings, economic performance, indebtedness, financial condition, dividend policy, losses and future prospects; (ii) business and management strategies and the expansion and growth of MMC’s and JLT’s operations and benefits from the Acquisition; (iii) the achievement of cost or revenue synergies; and (iv) the effects of government regulation on MMC’s or JLT's businesses. These statements are based on assumptions and assessments made by MMC and JLT in light of their experience and their perception of historical trends, current conditions, future developments and other factors they believe appropriate. By their nature, forward-looking statements involve risk and uncertainty, because they relate to events and depend on circumstances that will occur in the future and the factors described in the context of such forward-looking statements in this document could cause actual results and developments to differ materially from those expressed in or implied by such forward-looking statements. Although it is believed that the expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove to have been correct.
There are several factors which could cause actual results to differ materially from those expressed or implied in forward-looking statements. Among the factors that could cause actual results to differ materially from those described in the forward-looking statements are changes in the global, political, economic, business, competitive, market and regulatory forces, future exchange and interest rates, changes in tax rates and future business combinations or dispositions. Some examples include, but are not limited to: the ability to consummate the Acquisition; the ability to obtain requisite regulatory and shareholder approvals and the satisfaction of other Conditions on the proposed terms and schedule; the ability of MMC and JLT to successfully integrate their respective operations and retain key employees; the potential impact of the announcement or consummation of the Acquisition on relationships, including with employees, suppliers, customers and competitors; changes in general economic, business and political conditions, including changes in the financial markets; significant competition that MMC and JLT face; compliance with extensive government regulation; the combined company’s ability to make acquisitions and its ability to integrate or manage such acquired businesses. Other unknown or unpredictable factors could cause actual results to differ materially from those in the forward-looking statements. Such forward-looking statements should therefore be construed in the light of such factors.
Neither MMC nor MMC BidCo nor JLT, nor any of their respective associates or directors, officers or advisers, provides any representation, assurance or guarantee that the occurrence of the events expressed or implied in any forward-looking statements in this announcement will actually occur. You are cautioned not to place undue reliance on these forward-looking statements. Neither MMC nor MMC BidCo nor JLT assumes any obligation to update or correct the information contained in this document (whether as a result of new information, future events or otherwise), except as required by applicable law.
Dealing and Opening Position Disclosure Requirements
Under Rule 8.3(a) of the City Code, any person who is interested in one per cent. or more of any class of relevant securities of an offeree company or of any securities exchange offeror (being any offeror other than an offeror in respect of which it has been announced that its offer is, or is likely to be, solely in cash) must make an Opening Position Disclosure following the commencement of the offer period and, if later, following the announcement in which any securities exchange offeror is first identified.
An Opening Position Disclosure must contain details of the person’s interests and short positions in, and rights to subscribe for, any relevant securities of each of (i) the offeree company and (ii) any securities exchange offeror(s). An Opening Position Disclosure by a person to whom Rule 8.3(a) applies must be made by no later than 3.30 pm (London time) on the 10th business day following the commencement of the offer period and, if appropriate, by no later than 3.30 pm (London time) on the 10th business day following the announcement in which any securities exchange offeror is first identified. Relevant persons who deal in the relevant securities of the offeree company or of a securities exchange offeror prior to the deadline for making an Opening Position Disclosure must instead make a Dealing Disclosure. Under Rule 8.3(b) of the City Code, any person who is, or becomes, interested in 1% or more of any class of relevant securities of the offeree company or of any securities exchange offeror must make a Dealing Disclosure if the person deals in any relevant securities of the offeree company or of any securities exchange offeror. A Dealing Disclosure must contain details of the dealing concerned and of the person’s interests and short positions in, and rights to subscribe for, any relevant securities of each of (i) the offeree company and (ii) any securities exchange offeror(s), save to the extent that these details have previously been disclosed under Rule 8. A Dealing Disclosure by a person to whom Rule 8.3(b) applies must be made by no later than 3.30 pm (London time) on the business day following the date of the relevant dealing. If two or more persons act together pursuant to an agreement or understanding, whether formal or informal, to acquire or control an interest in relevant securities of an offeree company or a securities exchange offeror, they will be deemed to be a single person for the purpose of Rule 8.3.

Opening Position Disclosures must also be made by the offeree company and by any offeror and Dealing Disclosures must also be made by the offeree company, by any offeror and by any persons acting in concert with any of them (see Rules 8.1, 8.2 and 8.4). Details of the offeree and offeror companies in respect of whose relevant securities Opening Position Disclosures and Dealing Disclosures must be made can be found in the Disclosure Table on the Takeover Panel’s website at www.thetakeoverpanel.org.uk, including details of the number of relevant securities in issue, when the offer period commenced and when any offeror was first identified. You should contact the Panel's Market Surveillance Unit on +44 (0)20 7638 0129 if you are in any doubt as to whether you are required to make an Opening Position Disclosure or a Dealing Disclosure.
Publication on website
A copy of this announcement will be made available, subject to certain restrictions relating to persons resident in Restricted Jurisdictions, on MMC’s website at www.mmc.com and JLT’s website at http://www.jlt.com/investors no later than 12 noon (London time) on the business day following this announcement. For the avoidance of doubt, the contents of these websites are not incorporated by reference and do not form part of this announcement.
Requesting hard copy documents
In accordance with Rule 30.3 of the City Code, JLT Shareholders, persons with information rights and participants in JLT Share Schemes may request a hard copy of this announcement by contacting JLT's registrars, Equiniti, during business hours on 0333 207 6577 (or +44 121 415 7099 if calling from outside the UK) or at Equiniti, Aspect House, Spencer Road, Lancing, West Sussex BN99 6DA. For persons who receive a copy of this announcement in electronic form or via a website notification, a hard copy of this announcement will not be sent unless so requested. Such persons may also request that all future documents, announcements and information to be sent to you in relation to the Acquisition should be in hard copy form.
Electronic Communications
Please be aware that addresses, electronic addresses and certain other information provided by JLT Shareholders, persons with information rights and other relevant persons for the receipt of communications from JLT may be provided to MMC during the offer period as required under Section 4 of Appendix 4 of the City Code to comply with Rule 2.11(c).
Rounding
Certain figures included in this announcement have been subjected to rounding adjustments. Accordingly, figures shown for the same category presented in different tables may vary slightly and figures shown as totals in certain tables may not be an arithmetic aggregation of figures that precede them.
Rule 2.9 of the City Code

For the purposes of Rule 2.9 of the City Code, JLT confirms that, as at 17 September 2018, it had in issue 219,037,876 ordinary shares of 5 pence each (excluding shares held in treasury). The ISIN for the shares is GB0005203376.

NOT FOR RELEASE, PUBLICATION OR DISTRIBUTION, IN WHOLE OR IN PART, IN OR INTO, ANY JURISDICTION WHERE TO DO SO WOULD CONSTITUTE A VIOLATION OF THE RELEVANT LAWS OF SUCH JURISDICTION
THIS ANNOUNCEMENT CONTAINS INSIDE INFORMATION
FOR IMMEDIATE RELEASE
18 September 2018
Recommended Cash Acquisition
of
JARDINE LLOYD THOMPSON GROUP PLC
by
MMC TREASURY HOLDINGS (UK) LIMITED
(a Marsh & McLennan Companies, Inc. group company)
to be effected by means of a Scheme of Arrangement
under Part 26 of the Companies Act 2006
The board of directors of MMC Treasury Holdings (UK) Limited (“MMC BidCo”), a wholly-owned subsidiary of Marsh & McLennan Companies, Inc. (“MMC”) and the Independent Directors of Jardine Lloyd Thompson Group plc (“JLT”) are pleased to announce that they have reached agreement on the terms of a recommended cash acquisition by which the entire issued and to be issued share capital of JLT will be acquired by MMC BidCo.

1.	The Acquisition
It is intended that the Acquisition will be implemented by way of a Court-sanctioned scheme of arrangement under Part 26 of the Companies Act 2006. The purpose of the Scheme is to enable MMC BidCo to acquire the whole of the issued and to be issued share capital of JLT. Under the terms of the Acquisition, which will be subject to the Conditions and other terms set out in this announcement and to further terms to be set out in the Scheme Document, JLT Shareholders will receive:
For each JLT Share:    £19.15 pence in cash
The Acquisition values the entire issued and to be issued share capital of JLT at approximately £4.3 billion on a fully diluted basis, and represents a premium of approximately:

•	33.7 per cent. to the Closing Price of £14.32 per JLT Share on 17 September 2018 (being the last Business Day before this announcement);

•	31.6 per cent. to the volume-weighted average price of £14.55 per JLT Share for the one month ended 17 September 2018 (being the last Business Day before this announcement); and

•	37.1 per cent. to the volume-weighted average price of £13.97 per JLT Share for the three months ended 17 September 2018 (being the last Business Day before this announcement).

The Acquisition Consideration implies an enterprise value of approximately £4.9 billion for JLT.
MMC BidCo will have the right to reduce the Acquisition Consideration by the amount of any dividend (or other distribution) which is paid or becomes payable by JLT to JLT Shareholders other than the Interim Dividend of 12.7p per JLT Share that has already been announced by JLT for the period ended 30 June 2018 and that is due to be paid on 3 October 2018.
The JLT Shares will be acquired fully paid and free from all liens, charges, equitable interests, encumbrances and rights of pre-emption and any other interests of any nature whatsoever and together with all rights attaching thereto.

2.	Background to and reasons for the Acquisition
The Acquisition accelerates MMC’s strategy to be the pre-eminent global firm offering clients advice and solutions in the areas of risk, strategy and people. JLT’s history of strong organic growth, attractive geographic diversification, strong human capital and culture presents a unique value proposition for MMC’s shareholders and the employees of the Combined Group. JLT and MMC both share a commitment to excellence, integrity and a culture of collaboration with high quality, talented personnel that maintain a singular focus on serving clients.
The Acquisition brings a set of assets that is both diverse and complementary to MMC’s current operations and enhances the ability to accelerate growth of the two businesses across products and geographies. More specifically, the Acquisition represents a meaningful step forward in MMC’s continued push to expand in higher growth segments. Benefits to MMC include:

•	Strengthening MMC’s specialty risk broking which has deep expertise and capabilities

•	Expanding network for MMC’s global reinsurance business

•	Enhancing positions in key growth markets such as Asia and Latin America, and segments such as MMC’s global retirement and benefit operations (especially in the UK)
This transaction also provides an opportunity for MMC to enhance several areas of JLT’s business, including accelerating growth in global employee benefits and their US expansion.
Overall, it is estimated that MMC’s revenues will increase to approximately $17 billion as a result of the Acquisition.

3.	Recommendation
The JLT Independent Directors, who have been so advised by J.P. Morgan Cazenove and Simon Robertson Associates as to the financial terms of the Acquisition, consider the terms of the Acquisition to be fair and reasonable. In providing their advice, J.P. Morgan Cazenove and Simon Robertson Associates have taken into account the commercial assessments of the JLT Directors.
Accordingly, the JLT Independent Directors intend unanimously to recommend that JLT Shareholders vote in favour of the resolutions relating to the Acquisition at the Meetings (or in the event that the Acquisition is implemented by way of an Offer, to accept or procure acceptance of such Offer) as all of the JLT Independent Directors who hold JLT Shares have irrevocably undertaken to do in respect of their own beneficial holdings of 27,709 JLT Shares in aggregate representing approximately 0.01 per cent. of JLT’s issued share capital (excluding shares held in treasury) on 17 September 2018 (being the last Business Day before this announcement).
The JLT Executive Directors have not participated in the decision to make the recommendation referred to above as they are potential beneficiaries under the reward arrangements described in paragraph 10. However, the JLT Executive Directors, being Dominic Burke, Mark Drummond Brady and Charles Rozes, strongly support the Acquisition, and each of them has, pursuant to a hard irrevocable undertaking, undertaken to (and where applicable, use reasonable endeavours to procure their spouse to) vote in favour of the resolutions relating to the Acquisition at the Meetings (or in the event that the Acquisition is implemented by way of an Offer, to accept or procure acceptance of such Offer) in respect of their own (and, where applicable, their spouse's) beneficial holdings of 599,302 JLT Shares in aggregate representing approximately 0.27 per cent. of JLT's issued share capital (excluding shares held in treasury) on 17 September 2018 (being the last Business Day before this announcement).

4.	Background to and reasons for the recommendation
Since its formation in 1972, JLT has grown into one of the world’s leading providers of insurance, reinsurance and employee benefits related advice and brokerage. In recent years, the strategy pursued and executed by JLT’s current management team, including the successful expansion into the US, has seen the strong continuation of this trend of market leading growth. As JLT's recent interim results demonstrated, JLT continues to deliver robust trading and financial performance, as it implements the conclusions of last year’s strategy re-examination. The turnaround in performance of the UK and Ireland Employment Benefits business and the continuing progress of US Specialty are complemented by the early benefits from the management restructuring of the Specialty Business on a global basis.
These positive developments give the JLT Board considerable confidence in the continuing ability of management to execute against its strategy and the JLT Group to report market leading organic growth. Under the current management team, JLT has delivered an annualised total shareholder return of 13 per cent. over the past 13 years.
JMH’s shareholding in JLT has been an important contributor to JLT’s success. JMH’s long-standing involvement as a major shareholder dates back to the formation of Jardine Insurance Brokers by JMH in 1972, which subsequently merged with the Lloyd Thompson Group in 1997 to form JLT, with JMH retaining a shareholding of 30 per cent., which it then increased to 40 per cent. in 2011. The shareholding has provided JLT with the market place authority that comes with the support of a leading global corporation. It has also raised JLT’s profile, particularly in Asia, and assured the JLT Group's independence on which clients and staff alike have been able to rely.
The CEO of MMC approached the CEO of JLT in recent days with a compelling proposal and, while the JLT Board is in no doubt as to the JLT Group's strong prospects and continued strategic and financial progress, the JLT Board concluded that it was appropriate to explore the possibility of a transaction with MMC that could deliver attractive value to all shareholders, while ensuring stability and security for its people and clients. It was also clear from the JLT Board’s interactions with JMH that they supported a transaction on such terms. While JMH continues to have the highest regard for the company and everything its management team has achieved over the years, including the considerable value that has been generated for them as a shareholder, JMH’s priorities are increasingly focused on the development of its Asian operations.

The final terms of the Offer made by MMC represent compelling value to shareholders. An offer price of £19.15 per JLT Share represents a premium of 37.1 per cent. to the 3 month volume weighted average share price of £13.97. The JLT Board believes that the Acquisition provides JLT Shareholders with an attractive and certain valuation, payable in cash, that reflects both the value that would have otherwise been unlocked over time as it executes its strategy, as well as a portion of the strategic benefits that are expected to arise in the combination with MMC. The JLT Board expects that the quality of the JLT business, its people and clients, and the entrepreneurial spirit that defines JLT, will continue to prosper as part of MMC and have a positive impact on the enlarged firm in the future.

5.	Irrevocable Undertakings
MMC and MMC BidCo have received a hard irrevocable undertaking from JMH to vote in favour of the Scheme at the Court Meeting and the resolutions to be proposed at the JLT General Meeting in respect of 87,974,158 JLT Shares representing, in aggregate, approximately 40.16 per cent. of the existing issued share capital (excluding shares held in treasury) of JLT on 17 September 2018 (being the last Business Day before this announcement). The irrevocable undertaking given by JMH will only cease to be binding if: (i) the Scheme Document (or Offer Document) has not been posted within 28 days of the issue of this announcement (or (a) within such longer period as MMC BidCo, with the consent of the Panel, determines, or (b) if MMC BidCo elects to exercise its right to switch to implement the Acquisition by way of an Offer rather than a Scheme (or vice versa), within 28 days of the issue of the press announcement announcing any such switch); (ii) the Scheme or Offer lapses or is withdrawn; (iii) the Scheme or Offer does not become effective before the Long Stop Date; or (iv) MMC BidCo announces before the Scheme Document or Offer Document is published that it does not intend to proceed with the Acquisition and no new, revised or replacement Offer or Scheme is announced by MMC BidCo.
As mentioned above, MMC and MMC BidCo have also received hard irrevocable undertakings from all of the JLT Directors who hold JLT Shares to (and, where applicable, use reasonable endeavours to procure their spouses to) vote in favour of the Scheme at the Court Meeting and the resolutions to be proposed at the JLT General Meeting in respect of their own (and, where applicable, their spouses’) beneficial holdings totalling 627,011 JLT Shares and representing, in aggregate, approximately 0.29 per cent. of the existing issued share capital (excluding shares held in treasury) of JLT on 17 September 2018 (being the last Business Day before this announcement).
In total, therefore, MMC and MMC BidCo have received hard irrevocable undertakings to vote in favour of the Scheme in respect of 88,601,169 JLT Shares in aggregate, representing approximately 40.45 per cent. of JLT’s issued share capital (excluding shares held in treasury) on 17 September 2018 (being the last Business Day before this announcement). All such irrevocable undertakings also contain undertakings to accept, or procure acceptance of, an Offer in the event that MMC BidCo elects to exercise its rights to implement the Acquisition by way of an Offer.
Further details of these irrevocable undertakings, including the circumstances in which they cease to be binding, are set out in Appendix 3 to this announcement.

6.	Information relating to JLT
JLT is one of the world’s leading providers of insurance, reinsurance and employee benefits-related advice, brokerage and associated services. JLT’s client proposition is built upon its deep specialist knowledge, client advocacy, tailored advice and service excellence.

JLT operates in more than 40 territories with over 10,000 employees and, supported by the JLT International Network, it offers risk management and employee benefit solutions in 135 countries.

7.	Information relating to MMC
MMC BidCo is a wholly owned subsidiary of MMC (NYSE: MMC), a global professional services firm offering clients advice and solutions in the areas of risk, strategy and people. MMC’s nearly 65,000 colleagues advise clients in over 130 countries. With annual revenue over $14 billion, MMC helps clients navigate an increasingly dynamic and complex environment through four market-leading firms. Marsh advises individual and commercial clients of all sizes on insurance broking and innovative risk management solutions. Guy Carpenter develops advanced risk, reinsurance and capital strategies that help clients grow profitably and pursue emerging opportunities. Mercer delivers advice and technology-driven solutions that help organizations meet the health, wealth and career needs of a changing workforce. Oliver Wyman serves as a critical strategic, economic and brand advisor to private sector and governmental clients.

8.	Management, employees, locations and pensions
MMC values JLT’s strong brand and culture, and attaches great importance to the skills and experience of JLT’s management and employees. MMC and JLT have highly complementary businesses. As such, MMC expects the JLT employees to continue to contribute to the success of the Combined Group following completion of the Acquisition. MMC intends to look at ways to optimise the structure of the Combined Group in order to achieve the anticipated benefits of the Acquisition.
MMC’s preliminary evaluation work to identify potential synergies of the Acquisition considers that there will be some duplication between the two businesses, particularly in functional support areas. MMC has not yet received sufficiently detailed information to formulate comprehensive plans or intentions regarding the impact of the Acquisition on JLT, its various business units or its employees, and intends to take a ‘best of both’ approach to integration. MMC’s preliminary evaluation suggests that MMC is expected to achieve synergies of approximately $250 million within three years of completion of the Acquisition, a substantial portion of which could come from headcount reductions in addition to savings in real estate, IT, outside services and other initiatives. Based on this preliminary evaluation, MMC expects a potential headcount reduction of between 2 and 5 per cent of the total Combined Group workforce across all geographies, including in the UK, Continental Europe, Asia, North America, the Middle East, Latin America and the Pacific, and from a broad range of job categories, including functional support areas such as finance, human resources, IT, operations, legal and administrative support staff.
The finalisation and implementation of any workforce reductions will be subject to comprehensive planning and appropriate engagement with stakeholders, including affected employees and any appropriate employee representative bodies. Any affected individuals will be treated in a manner consistent with MMC’s high standards, culture and practices. MMC intends to approach employee and management integration with the aim of retaining and motivating the best talent across the Combined Group to create a best-in-class organisation.
It is expected that each of the JLT Non-Executive Directors will (in accordance with the terms of the Co-operation Agreement) cease to be directors of JLT shortly after the Effective Date and that, following completion of the Acquisition, Dominic Burke, Group Chief Executive of JLT, will join MMC as Vice Chairman and will serve as a member of MMC’s Executive Committee. The directors of

MMC are confident that Dominic’s years of experience and proven leadership in the industry will be a valuable asset to MMC and its business.
MMC confirms that it has given assurances to the JLT Directors that, upon and following completion of the Acquisition, it intends to fully observe the existing employment rights of all JLT management and employees and does not intend to make any material changes to the conditions of employment of the employees of JLT. Subject to the potential headcount reductions described above, MMC also does not intend to make any material changes to the balance of skills and the functions of the employees of JLT.
MMC BidCo does not intend to make any changes with regard to employer contributions into JLT’s existing pension schemes or the accrual of benefits to existing members or the admission of new members to such pension schemes. MMC BidCo intends that following completion of the Acquisition, it will continue to comply with JLT’s existing defined benefit pension obligations, including commitments to make previously agreed deficit contributions and contractually required contributions.
MMC intends to maintain its headquarters for the Combined Group in New York and as a result of the combination, while there may be a rationalisation of certain offices and functions, MMC expects to have an even larger presence in London and the UK more broadly. MMC has over 85 offices and JLT has 40 offices around the globe. MMC BidCo intends to leverage the expanded footprint of the Combined Group to consolidate offices where feasible in order to significantly reduce rental and lease expenses and to enable colleagues to work more closely together. Accordingly, MMC BidCo expects changes to several of its and JLT’s offices or office locations, including leveraging JLT locations for MMC employees and vice versa. MMC BidCo has identified, in particular, various regions where such duplication may exist, including in the UK, Continental Europe, Asia, North America, the Middle East, Latin America and the Pacific.
Further work is required to evaluate whether duplications in headquarter functions and office locations across the Combined Group necessitate rationalisation in future. No changes are otherwise expected with respect to the redeployment of JLT’s fixed asset base and, to MMC’s knowledge, JLT has no research and development function.
Prior to the Scheme becoming effective, it is intended that applications will be made to the London Stock Exchange to cancel trading in JLT Shares on its main market for listed securities and to the UK Listing Authority to cancel the listing of the JLT Shares from the Official List, in each case with effect from or shortly following the Effective Date.
No statements in this paragraph 8 constitute “post-offer undertakings” for the purposes of Rule 19.5 of the City Code.

9.	JLT Share Schemes
Participants in the JLT Share Schemes will be contacted regarding the effect of the Acquisition on their rights under these schemes and provided with further details concerning the proposals which will be made to them in due course. Details of the proposals will be set out in the Scheme Document or, as the case may be, the Offer Document and in separate letters to be sent to participants in the JLT Share Schemes.

10.	Retention and reward arrangements
Given the critical importance of its senior management and staff to its business and continued success, JLT put in place broad-based retention and reward arrangements across the JLT Group to be implemented in the event of a possible transaction. Under these arrangements, an amount of up to £100 million will be allocated to senior management and staff and payable on or shortly following the closing of the Acquisition. JMH has committed to financially support these arrangements by making a cash payment to JLT of £50 million on closing of the Acquisition. Further information regarding these arrangements will be included in the Scheme Document.

11.	Financing of the Acquisition
The cash consideration payable to JLT Shareholders pursuant to the Acquisition will be provided by MMC BidCo from a combination of the MMC Group’s existing cash resources and third party debt, as described below.
MMC has entered into a Bridge Loan Agreement with Goldman Sachs Bank USA, providing for a term loan bridge facility in the principal amount of £5.2 billion, the proceeds of which will be used to fund the cash consideration payable by MMC to Scheme Shareholders in connection with the Acquisition. MMC has secured the fully committed bridge financing from Goldman Sachs Bank USA as Sole Lead Arranger, Sole Bookrunner and Administrative Agent and together with Goldman Sachs Lending Partners LLC as lenders.
Goldman Sachs International is satisfied that sufficient resources are available to MMC BidCo to satisfy in full the cash consideration payable to JLT Shareholders pursuant to the terms of the Acquisition.
Further information on the financing of the Acquisition will be set out in the Scheme Document.

12.	Offer-related Arrangements
Confidentiality Agreement
MMC and JLT have entered into a confidentiality agreement dated 13 September 2018 (the “Confidentiality Agreement”) pursuant to which MMC has undertaken, amongst other things, to: (i) keep confidential information relating to JLT and not to disclose it to third parties (other than certain permitted parties) unless required by law or regulation; and (ii) use the confidential information for the purpose of considering and implementing the Acquisition. These confidentiality obligations will remain in force for a period of 18 months.
The Confidentiality Agreement also contains undertakings from both JLT and MMC that for a period of 12 months they will not solicit, approach or employ (subject to certain exceptions) any director, officer or employee of the other with whom they come into contact in connection with the Acquisition. The agreement also contains standstill provisions which restrict MMC and its concert parties from acquiring or offering to acquire interests in securities of JLT except in circumstances where, inter alia, an announcement is made pursuant to Rule 2.7 of the City Code in relation to a firm offer for JLT Shares by a third party or where, following this announcement, any person becomes interested in securities of JLT equivalent to 15% or more of JLT’s entire issued share capital.

Joint Defence Agreement
JLT, MMC and their respective legal counsels have entered into a Clean Team and Joint Defence Agreement dated 12 September 2018 (the "Joint Defence Agreement"), the purpose of which is to ensure that the exchange and/or disclosure of certain materials relating to the parties for purposes of assessing antitrust or other regulatory issues and seeking relevant clearances, are undertaken on a confidential basis and do not result in a waiver of any privilege, right or immunity that might otherwise be available, and that certain commercially and competitively sensitive information is ring-fenced and only exchanged or disclosed between JLT and MMC's respective legal counsels and external experts.
Co-operation Agreement
MMC, MMC BidCo and JLT have entered into a Co-operation Agreement dated 18 September 2018 with respect to the conduct of the Acquisition. Under the terms of the Co-operation Agreement, MMC has agreed to take all steps necessary to obtain competition clearances as soon as reasonably possible after the date of the agreement (and, in any event, within the Phase 1 review period of the European Commission and no later than the Long Stop Date) by offering (at MMC’s sole cost) all such remedies as may be necessary and accepting and implementing any remedies that may be required by any relevant antitrust authority for that purpose. MMC has also agreed that it will not, and will procure that no member of the MMC group or any of its advisors or representatives will, take any action that could reasonably be expected to adversely affect or materially delay the obtaining of the competition law clearances. JLT and MMC will co-operate and provide each other with reasonable information and assistance in relation to the filings, submissions and notifications to be made in relation to such clearances and MMC BidCo will provide JLT with certain information, assistance and access as may be reasonably required for the preparation of the Scheme Document.
JLT and MMC will implement certain employee-related matters in accordance with Schedule 2 of the Co-operation Agreement.
The Co-operation Agreement is terminable if:

(A)
the JLT Independent Directors have withdrawn, or adversely modified or qualified, their unanimous and unconditional recommendation that the JLT Shareholders vote in favour of the resolutions relating to the Acquisition (or to accept the Offer if the Acquisition has switched to an Offer);

(B)
a competing transaction: (i) is recommended by the JLT Directors or the JLT Independent Directors; or (ii) completes, becomes effective or is declared or becomes unconditional in all respects, in each case prior to the Long Stop Date;

(C)
any Condition which has not been waived by MMC (despite its right to do so) or any Condition (other than those set out in paragraph 3 of Appendix 1) that is incapable of waiver has become incapable of satisfaction by the Long Stop Date (in circumstances where invocation of the relevant Condition is permitted by the Panel);

(D)
the Acquisition is withdrawn, terminates or lapses in accordance with its terms (other than pursuant to MMC’s right to switch to an Offer in accordance with the terms of the Co-operation Agreement, or if the Acquisition is to be implemented by a different offer or scheme pursuant to a further announcement);

(E)
the Court Meeting, JLT General Meeting or Scheme Court Hearing have not been held on or before the 22nd day after the expected date of such meeting or hearing as set out in the Scheme Document (or such later date as may be agreed in writing between the parties with the consent of the Panel and approval of the Court (if required));

(F)	the Scheme is not approved by the JLT Shareholders at the Court Meeting and/or the JLT General Meeting or the court refuses to sanction the Scheme;

(G)	the Effective Date has not occurred by the Long Stop Date (unless otherwise agreed by the parties in writing); or

(H)	otherwise agreed between JLT, MMC and MMC BidCo in writing.

13.	Opening Position Disclosure
In connection with the Acquisition, MMC BidCo will make a public Opening Position Disclosure setting out details of its interests or short positions in, or rights to subscribe for, any relevant securities of JLT by no later than 12 noon on 2 October 2018.
MMC BidCo’s Opening Position Disclosure will include details of any interests or short positions in, or rights to subscribe for, any relevant securities of JLT held by all persons acting in concert with MMC BidCo.

14.	Scheme of Arrangement
It is intended that the Acquisition will be effected by a Court-sanctioned scheme of arrangement between JLT and the Scheme Shareholders under Part 26 of the Companies Act 2006. The purpose of the scheme is to provide for MMC BidCo to become owner of the whole of the issued and to be issued share capital of JLT.
It is expected that the Scheme Document, containing further information about the Acquisition and notices of the Court Meeting and JLT General Meeting, together with the associated forms of proxy, will be posted to JLT Shareholders within 28 days of this announcement and the Meetings are expected to be held shortly thereafter.
Under the Scheme, the Acquisition is to be achieved by the transfer of the Scheme Shares held by Scheme Shareholders to MMC BidCo in consideration for which Scheme Shareholders will receive consideration on the basis set out in paragraph 1 of this announcement.
The Acquisition will be subject to the Conditions and further terms and conditions referred to in Appendix 1 to this announcement and to be set out in the Scheme Document. The Conditions include (i) a long-stop date of 31 December 2019 by which the Scheme must become effective (unless extended with the agreement of MMC BidCo and JLT with the consent of the Panel); (ii) a condition that the Meetings are held no later than the 22nd day after the expected date of the Meetings to be set out in the Scheme Document in due course or any date to which any such meeting is adjourned (or such later date as may be agreed between MMC BidCo and JLT); and (iii) a condition that the Scheme is sanctioned by the Court no later than the 22nd day after the expected date of the Scheme Court Hearing to be set out in the Scheme Document in due course or any date to which any such meeting is adjourned (or such later date as may be agreed between MMC BidCo and JLT).
To become effective, the Scheme requires the approval of Scheme Shareholders by the passing of a special resolution at the Court Meeting, which must be approved by a majority in number of the Scheme Shareholders present and voting (and entitled to vote), either in person or by proxy, representing not less than 75 per cent. of the Scheme Shares held by such Scheme Shareholders and the passing of a special resolution at the JLT General Meeting, requiring the approval of JLT Shareholders representing at least 75 per cent. of the votes cast at the JLT General Meeting (either in person or by proxy). The JLT General Meeting will be held immediately after the Court Meeting. In respect of the special resolution at the JLT General Meeting, JLT Shareholders will be entitled to cast one vote for each Scheme Share held.
Following the Meetings, the Scheme must be sanctioned by the Court. The Scheme will only become effective once a copy of the Scheme Court Order is delivered to the Registrar of Companies.
Upon the Scheme becoming effective, it will be binding on all JLT Shareholders, irrespective of whether or not they attended or voted at the Meetings and the cash consideration will be despatched by MMC BidCo to Scheme Shareholders no later than 14 days after the Effective Date. It is currently expected that this will take place during Spring 2019, subject to receipt of the relevant competition clearances and regulatory approvals.
The Scheme Document will include full details of the Scheme, together with notices of the Court Meeting and the JLT General Meeting and the expected timetable, and will specify the action to be taken by Scheme Shareholders. The Scheme Document will be sent to JLT Shareholders as soon as reasonably practicable and within 28 days of this announcement.
The Scheme will be governed by English law. The Scheme will be subject to the applicable requirements of the City Code, the Panel, the London Stock Exchange and the UK Listing Authority. The bases and sources of certain information contained in this announcement are set out in Appendix 2. Certain terms used in this announcement are defined in Appendix 4.

15.	Disclosure of Interests
Except for the irrevocable commitments referred to in paragraph 5 above, as at the date of this announcement, neither MMC BidCo, nor any of its directors, nor, so far as MMC BidCo is aware, any person acting in concert (within the meaning of the City Code) with MMC BidCo has (a) any interest in, or right to subscribe for, any JLT Shares nor does any such person have any short position in JLT Shares, including any short position under a derivative, any agreement to sell, any delivery obligation or right to require another person to purchase or take delivery of JLT Shares; (b) borrowed or lent any JLT Shares or entered into any financial collateral arrangements relating to JLT Shares; or (c) is a party to any dealing arrangement of the kind referred to in Note 11 on the definition of acting in concert in the City Code.
In the interests of secrecy prior to this announcement, MMC BidCo and MMC have not made any enquiries in respect of the matters referred to in this paragraph of certain parties who may be deemed by the Panel to be acting in concert with MMC BidCo for the purposes of the Scheme. Enquiries of such parties will be made as soon as practicable following the date of this announcement, and MMC BidCo confirms that further disclosure in accordance with Rule 8.1(a) and Note 2(a)(i) on Rule 8 of the City Code will be made as soon as possible, if required.

16.	Delisting and re-registration
The last day of dealings in, and registration of transfers of, JLT Shares on the London Stock Exchange is expected to be the Business Day immediately after the Scheme Court Hearing.
Prior to the Scheme becoming effective, it is intended that applications will be made to the London Stock Exchange to cancel trading in JLT Shares on its main market for listed securities and to the UK Listing Authority to cancel the listing of the JLT Shares from the Official List, in each case with effect from or shortly following the Effective Date.
On the Effective Date, entitlements held within the CREST system to the JLT Shares will be cancelled, and share certificates in respect of the JLT Shares will cease to be valid.
As soon as possible after the Effective Date, it is intended that JLT will be re-registered as a private limited company.

17.	Documents available for inspection
Copies of the following documents will be made available by no later than 12 noon on 19 September 2018 on www.mmc.com and http://www.jlt.com/investors until the end of the Acquisition:
(a)    the irrevocable commitments listed in Appendix 3;
(b)    the Confidentiality Agreement;

(c)	the Co-operation Agreement;

(d)	the Joint Defence Agreement;

(e)	a copy of this announcement; and

(f)	the Bridge Loan Agreement and related fee and syndication letter.

18.	General
MMC BidCo reserves the right to elect to implement the Acquisition by way of an Offer (subject to the Panel’s consent and to the terms of the Co-operation Agreement) for the entire issued and to be issued share capital of JLT not already held by MMC BidCo as an alternative to the Scheme. In such an event an Offer will be implemented on the same terms (subject to appropriate amendments), so far as applicable, as those which would apply to the Scheme and subject to the amendments referred to in Part C of Appendix 1 of this announcement.
If the Acquisition is effected by way of an Offer and such Offer becomes or is declared unconditional in all respects and sufficient acceptances are received, MMC BidCo intends to: (i) request the London Stock Exchange and the UK Listing Authority cancel trading in JLT Shares on the London Stock Exchange’s main market for listed securities and the listing of the JLT Shares from the Official List; and (ii) exercise its rights to apply the provisions of Chapter 3 of Part 28 of the Companies

Act 2006 to acquire compulsorily the remaining JLT Shares in respect of which the Offer has not been accepted.
Analyst and investor presentation
MMC will host a conference call and webcast for investors and analysts at 8.30 a.m. (New York time) and 1.30 p.m. (London time) on 18 September to discuss the Acquisition.
To participate in this conference call, please use the following access details:
US: +1 866 831 8658
UK: +44 (0)80 8101 1183
Outside the US or the UK: +1 785 424 1243

Participant code: 529923
The live audio webcast may be accessed at www.mmc.com.
Enquiries:
MMC and MMC BidCo
Dan Farrell                        +1 212 345 3713
Goldman Sachs (Financial Adviser to MMC and MMC BidCo)
Victor Lopez Balboa                    +1 212 902 1000
Mark Sorrell                        +44 20 7774 1000
Nick Harper                        +44 20 7774 1000
JLT
Charles Rozes (Group Finance Director)            +44 20 7558 3380
Paul Dransfield (Head of Investor Relations)        +44 20 7528 4933
J.P. Morgan Cazenove (Financial Adviser to JLT)
Conor Hillery                        +44 20 7742 4000
Edward Squire                        +44 20 7742 4000
James Robinson                    +44 20 7742 4000
Simon Robertson Associates (Financial Adviser to JLT)
Tim Wise                        +44 20 7318 8888

Brunswick Group (PR Adviser to JLT)
Tom Burns                         +44 20 7404 5959
Dania Saidam                         +44 20 7404 5959

Further information
This announcement is not intended to and does not constitute or form part of any offer to sell or subscribe for or any invitation to purchase or subscribe for any securities or the solicitation of any vote or approval in any jurisdiction pursuant to the Acquisition or otherwise. The Acquisition will be made solely pursuant to the terms of the Scheme Document, which will contain the full terms and conditions of the Acquisition, including details of how to vote in respect of the Acquisition. Any decision in respect of, or other response to, the Acquisition should be made only on the basis of the information contained in the Scheme Document.
Goldman Sachs International, which is authorised by the PRA and regulated by the FCA and the PRA in the UK, is acting exclusively for MMC and no one else in connection with the Acquisition or any other matters referred to in this announcement and will not be responsible to anyone other than MMC for providing the protections afforded to clients of Goldman Sachs International or for providing advice in relation to the Acquisition or any other matters referred to in this announcement.
J.P. Morgan Securities plc, which conducts its UK investment banking business as J.P. Morgan Cazenove ("J.P. Morgan Cazenove") is authorised by the PRA and regulated by the FCA and the PRA in the UK and is acting exclusively for JLT and no one else in connection with the Acquisition or any other matters referred to in this announcement and will not be responsible to anyone other than JLT for providing the protections afforded to clients of J.P. Morgan Cazenove or for providing advice in relation to the Acquisition or any other matters referred to in this announcement.
Simon Robertson Associates LLP ("Simon Robertson Associates") is regulated by the FCA in the UK and is acting exclusively for JLT and no one else in connection with the Acquisition or any other matters referred to in this announcement and will not be responsible to anyone other than JLT for providing the protections afforded to clients of Simon Robertson Associates or for providing advice in relation to the Acquisition or any other matters referred to in this announcement.
This announcement does not constitute a prospectus or prospectus equivalent document.
Overseas jurisdictions
The availability of the Acquisition to JLT Shareholders who are not resident in and citizens of the UK may be affected by the laws of the relevant jurisdictions in which they are located or of which they are citizens. Persons who are not resident in the UK should inform themselves of, and observe, any applicable legal or regulatory requirements of their jurisdictions. Further details in relation to Overseas Shareholders will be contained in the Scheme Document.
The release, publication or distribution of this announcement in jurisdictions other than the United Kingdom may be restricted by law and therefore any persons who are subject to the laws of any jurisdiction other than the United Kingdom should inform themselves about, and observe any applicable requirements. In particular, the ability of persons who are not resident in the United Kingdom to vote their JLT Shares with respect to the Scheme at the Court Meeting, or to execute and deliver forms of proxy appointing another to vote at the Court Meeting on their behalf, may be affected by the laws of the relevant jurisdictions in which they are located. Any failure to comply with the applicable restrictions may constitute a violation of the securities laws of any such jurisdiction. To the fullest extent permitted by applicable law, the companies and persons involved in the Acquisition disclaim any responsibility or liability for the violation of such restrictions by any person. This announcement has been prepared for the purpose of complying with English law and the City Code and the information disclosed may not be the same as that which would have been disclosed if this announcement had been prepared in accordance with the laws of jurisdictions outside the United Kingdom.
Unless otherwise determined by MMC BidCo or required by the City Code, and permitted by applicable law and regulation, the Acquisition will not be made available, directly or indirectly, in,

into or from a Restricted Jurisdiction where to do so would violate the laws in that jurisdiction and no person may vote in favour of the Scheme by any such use, means, instrumentality or from within a Restricted Jurisdiction or any other jurisdiction if to do so would constitute a violation of the laws of that jurisdiction. Copies of this announcement and any formal documentation relating to the Acquisition are not being, and must not be, directly or indirectly, mailed or otherwise forwarded, distributed or sent in or into or from any Restricted Jurisdiction and persons receiving such documents (including custodians, nominees and trustees) must not mail or otherwise forward, distribute or send it in or into or from any Restricted Jurisdiction. If the Acquisition is implemented by way of an Offer (unless otherwise permitted by applicable law and regulation), the Offer may not be made directly or indirectly, in or into, or by the use of mails or any means or instrumentality (including, but not limited to, facsimile, e-mail or other electronic transmission, telex or telephone) of interstate or foreign commerce of, or of any facility of a national, state or other securities exchange of any Restricted Jurisdiction and the Offer may not be capable of acceptance by any such use, means, instrumentality or facilities.
US holders of JLT Shares should note that the Acquisition relates to the shares of an English company and is being made by means of a scheme of arrangement provided for under English company law. An acquisition effected by means of a scheme of arrangement is not subject to the tender offer rules or the proxy solicitation rules under the US Exchange Act. Accordingly, the Acquisition is subject to the disclosure requirements and practices applicable in the United Kingdom to schemes of arrangement which differ from the disclosure requirements of United States tender offer and proxy solicitation rules. If, in the future, MMC exercises the right to implement the Acquisition by way of an Offer and determines to extend the Offer into the United States, the Acquisition will be made in compliance with applicable United States laws and regulations. Financial information included in this announcement and the Scheme Documentation has been or will have been prepared in accordance with accounting standards applicable in the United Kingdom that may not be comparable to financial information of US companies or companies whose financial statements are prepared in accordance with generally accepted accounting principles in the United States.
It may be difficult for US holders of JLT Shares to enforce their rights and any claim arising out of the US federal laws, since MMC BidCo and JLT are located in a non-US jurisdiction, and some or all of their officers and directors may be residents of a non-US jurisdiction. US holders of JLT Shares may not be able to sue a non-US company or its officers or directors in a non-US court for violations of the US securities laws. Further, it may be difficult to compel a non-US company and its affiliates to subject themselves to a US court’s judgement.
The receipt of cash pursuant to the Acquisition by US holders of JLT Shares as consideration for the transfer of its Scheme Shares pursuant to the Scheme may be a taxable transaction for US federal income tax purposes and under applicable US state and local, as well as foreign and other, tax laws. Each US holder of JLT Shares is urged to consult his independent professional adviser immediately regarding the tax consequences of the Acquisition applicable to him.
Forward-looking statements
This announcement (including information incorporated by reference in this announcement), oral statements made regarding the Acquisition, and other information published by MMC and JLT contain statements which are, or may be deemed to be, "forward-looking statements". Forward-looking statements are prospective in nature and are not based on historical facts, but rather on current expectations and projections of the management of MMC and JLT about future events. All statements other than statements of historical facts included in this announcement may be forward-looking statements. Without limitation, any statements preceded or followed by or that include the words "targets", "plans", "believes", "expects", "aims", "intends", "will", "should", "could", "would", "may", "anticipates", "estimates", "synergy", "cost-saving", "projects", "goal", "strategy", "budget", "forecast" or "might", or words or terms of similar substance or the negative thereof, are forward-looking statements. These include statements relating to the following: (i) future capital expenditures, expenses, revenues, earnings, economic performance, indebtedness, financial condition, dividend policy, losses and future prospects; (ii) business and management strategies and the expansion and growth of MMC’s and JLT’s operations and benefits from the Acquisition; and (iii) the achievement of cost or revenue synergies; and (iv) the effects of government regulation on MMC’s or JLT's businesses. These statements are based on assumptions and assessments made by MMC and JLT in light of their experience and their perception of historical trends, current conditions, future developments and other factors they believe appropriate. By their nature, forward-looking statements involve risk and uncertainty, because they relate to events and depend on circumstances that will occur in the future and the factors described in the context of such forward-looking statements in this document could cause actual results and developments to differ materially from those expressed in or implied by such forward-looking statements. Although it is believed that the expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove to have been correct.
There are several factors which could cause actual results to differ materially from those expressed or implied in forward-looking statements. Among the factors that could cause actual results to differ materially from those described in the forward-looking statements are changes in the global, political, economic, business, competitive, market and regulatory forces, future exchange and interest rates, changes in tax rates and future business combinations or dispositions. Some examples include, but are not limited to: the ability to consummate the Acquisition; the ability to obtain requisite regulatory and shareholder approvals and the satisfaction of other Conditions on the proposed terms and schedule; the ability of MMC and JLT to successfully integrate their respective operations and retain key employees; the potential impact of the announcement or consummation of the Acquisition on relationships, including with employees, suppliers, customers and competitors; changes in general economic, business and political conditions, including changes in the financial markets; significant competition that MMC and JLT face; compliance with extensive government regulation; the combined company’s ability to make acquisitions and its ability to integrate or manage such acquired businesses. Other unknown or unpredictable factors could cause actual results to differ materially from those in the forward-looking statements. Such forward-looking statements should therefore be construed in the light of such factors.
Neither MMC nor MMC BidCo nor JLT, nor any of their respective associates or directors, officers or advisers, provides any representation, assurance or guarantee that the occurrence of the events expressed or implied in any forward-looking statements in this announcement will actually occur. You are cautioned not to place undue reliance on these forward-looking statements. Neither MMC nor MMC BidCo nor JLT assumes any obligation to update or correct the information contained in this document (whether as a result of new information, future events or otherwise), except as required by applicable law.
Dealing and Opening Position Disclosure Requirements
Under Rule 8.3(a) of the City Code, any person who is interested in one per cent. or more of any class of relevant securities of an offeree company or of any securities exchange offeror (being any offeror other than an offeror in respect of which it has been announced that its offer is, or is likely to be, solely in cash) must make an Opening Position Disclosure following the commencement of the offer period and, if later, following the announcement in which any securities exchange offeror is first identified.
An Opening Position Disclosure must contain details of the person’s interests and short positions in, and rights to subscribe for, any relevant securities of each of (i) the offeree company and (ii) any securities exchange offeror(s). An Opening Position Disclosure by a person to whom Rule 8.3(a) applies must be made by no later than 3.30 pm (London time) on the 10th business day following the commencement of the offer period and, if appropriate, by no later than 3.30 pm (London time) on the 10th business day following the announcement in which any securities exchange offeror is first identified. Relevant persons who deal in the relevant securities of the offeree company or of a securities exchange offeror prior to the deadline for making an Opening Position Disclosure must instead make a Dealing Disclosure. Under Rule 8.3(b) of the City Code, any person who is, or becomes, interested in 1% or more of any class of relevant securities of the offeree company or of any securities exchange offeror must make a Dealing Disclosure if the person deals in any relevant securities of the offeree company or of any securities exchange offeror. A Dealing Disclosure must contain details of the dealing concerned and of the person’s interests and short positions in, and rights to subscribe for, any relevant securities of each of (i) the offeree company and (ii) any securities exchange offeror(s), save to the extent that these details have previously been disclosed under Rule 8. A Dealing Disclosure by a person to whom Rule 8.3(b) applies must be made by no later than 3.30 pm (London time) on the business day following the date of the relevant dealing. If two or more persons act together pursuant to an agreement or understanding, whether formal or informal, to acquire or control an interest in relevant securities of an offeree company or a securities exchange offeror, they will be deemed to be a single person for the purpose of Rule 8.3.
Opening Position Disclosures must also be made by the offeree company and by any offeror and Dealing Disclosures must also be made by the offeree company, by any offeror and by any persons acting in concert with any of them (see Rules 8.1, 8.2 and 8.4). Details of the offeree and offeror companies in respect of whose relevant securities Opening Position Disclosures and Dealing Disclosures must be made can be found in the Disclosure Table on the Takeover Panel’s website at www.thetakeoverpanel.org.uk, including details of the number of relevant securities in issue, when the offer period commenced and when any offeror was first identified. You should contact the Panel's Market Surveillance Unit on +44 (0)20 7638 0129 if you are in any doubt as to whether you are required to make an Opening Position Disclosure or a Dealing Disclosure.
Publication on website
A copy of this announcement will be made available, subject to certain restrictions relating to persons resident in Restricted Jurisdictions, on MMC’s website at www.mmc.com and JLT’s website at http://www.jlt.com/investors by no later than 12 noon (London time) on the business day following this announcement. For the avoidance of doubt, the contents of these websites are not incorporated by reference and do not form part of this announcement.
Requesting hard copy documents
In accordance with Rule 30.3 of the City Code, JLT Shareholders, persons with information rights and participants in JLT Share Schemes may request a hard copy of this announcement by contacting JLT's registrars, Equiniti, during business hours on 0333 207 6577 (or +44 121 415 7099 if calling from outside the UK) or at Equiniti, Aspect House, Spencer Road, Lancing, West

Sussex BN99 6DA. For persons who receive a copy of this announcement in electronic form or via a website notification, a hard copy of this announcement will not be sent unless so requested. Such persons may also request that all future documents, announcements and information to be sent to you in relation to the Acquisition should be in hard copy form.
Electronic Communications
Please be aware that addresses, electronic addresses and certain other information provided by JLT Shareholders, persons with information rights and other relevant persons for the receipt of communications from JLT may be provided to MMC during the offer period as required under Section 4 of Appendix 4 of the City Code to comply with Rule 2.11(c).
Rounding
Certain figures included in this announcement have been subjected to rounding adjustments. Accordingly, figures shown for the same category presented in different tables may vary slightly and figures shown as totals in certain tables may not be an arithmetic aggregation of figures that precede them.

Rule 2.9 of the City Code

For the purposes of Rule 2.9 of the City Code, JLT confirms that, as at 17 September 2018, it had in issue 219,037,876 ordinary shares of 5 pence each (excluding shares held in treasury). The ISIN for the shares is GB0005203376.

APPENDIX 1
CONDITIONS AND CERTAIN FURTHER TERMS OF THE SCHEME AND ACQUISITION
Part A:        Conditions to the Scheme and Acquisition
Scheme approval

1.
The Acquisition will be conditional upon the Scheme becoming unconditional and becoming effective, subject to the provisions of the City Code, by no later than the Long Stop Date, or such later date (if any) as MMC BidCo and JLT may, with the consent of the Panel, agree and (if required) the Court may allow.

2.	The Scheme will be conditional upon:

(A)
(i) its approval by a majority in number representing not less than three-fourths in value of the Scheme Shareholders (or the relevant class or classes thereof, if applicable) present and voting, either in person or by proxy, at the Court Meeting and at any separate class meeting which may be required by the Court or at any adjournment of any such meeting, and (ii) such Court Meeting and any separate class meeting which may be required by the Court being held on or before the 22nd day after the expected date of the Court Meeting to be set out in the Scheme Document in due course or any date to which any such meeting is adjourned (or such later date, if any, as MMC BidCo and JLT may agree and the Court may allow);

(B)
(i) all resolutions necessary to approve and implement the Scheme being duly passed by the requisite majority or majorities at the JLT General Meeting or at any adjournment of that meeting, and (ii) the JLT General Meeting being held on or before the 22nd day after the expected date of the JLT General Meeting to be set out in the Scheme Document in due course or any date to which any such meeting is adjourned (or such later date, if any, as MMC BidCo and JLT may agree and the Court may allow); and

(C)
(i) the sanction of the Scheme with or without modification (but subject to any such modification being acceptable to MMC BidCo and JLT) by the Court and the delivery of a copy of the Scheme Court Order to the Registrar of Companies, and (ii) the Scheme Court Hearing being on or before the 22nd day after the expected date of the Scheme Court Hearing to be set out in the Scheme Document in due course or any date to which any such meeting is adjourned (or such later date, if any, as MMC BidCo and JLT may agree and the Court may allow).

In addition, MMC BidCo and JLT have agreed that the Acquisition will be conditional upon the following conditions and, accordingly, the necessary actions to make the Scheme effective will not be taken unless the following conditions (as amended if appropriate) have been satisfied or, where relevant, waived:

Antitrust approvals and clearances

3.	The Acquisition will be conditional upon:

(A)	insofar as the Acquisition constitutes, or is deemed to constitute, a concentration with an EU dimension within the scope of the EUMR, the occurrence of one of the following events:

(i)
the European Commission issuing a decision under Article 6(1)(b), Article 8(1) or Article 8(2) of the EUMR, such decision declaring the Acquisition compatible with the internal market with or without attaching to its decision one or more conditions or obligations; or

(ii)
the relevant time periods for a decision under Article 6(1) or Article 8 of the EUMR (as the case may be) in respect of the Acquisition expiring without the European Commission adopting such a decision; or

(iii)
in the event that all or any part of the Acquisition is referred, or is deemed under the EUMR or Protocol 24 of the EEA Agreement to have been referred by the European Commission to the competent authorities of one or more EU Member State or EFTA State:

(1)
all such competent authorities adopting, or having been deemed under relevant laws to have adopted, decisions authorising the Acquisition either with or without attaching one or more conditions or obligations; and

(2)	the Conditions in either 3(a)(i) or (ii) above being satisfied in relation to any part of the Acquisition not so referred;

(B)
all filings having been made and all applicable waiting periods under the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations thereunder having expired or been terminated as appropriate in each case in respect of the Acquisition, or any matters arising from the Acquisition; and

(C)
all notifications to, and filings with, any national or supranational authority acting in its capacity as an antitrust or merger control authority which are necessary or desirable in order to allow the Acquisition to close having been made, all appropriate waiting and other time periods (including any extensions of such waiting and other time periods) under any applicable legislation or regulation of any relevant jurisdiction having expired, lapsed or been terminated (as appropriate) and in any case only to the extent that the failure to make any such notification or filing or wait for such period to expire, lapse or terminate would (i) have a material adverse effect on the Wider MMC Group or the Wider JLT Group (including as to any criminal sanctions that may be incurred by either of them); or (ii) involve the imposition of criminal sanctions on any director of MMC, MMC BidCo or JLT.
Regulatory

4.
In respect of MMC BidCo and each other person required to give notice under section 178 of FSMA in connection with the Acquisition, the appropriate regulator (as defined in section 178(2A) of FSMA) of each UK authorised person (as defined in section 191G of FSMA) over which the Acquisition contemplates an acquisition of or increase in control:

(A)	giving notice under section 189(4)(a) or 189(7) of FSMA that it has determined to approve such acquisition of or increase in control (whether subject to conditions or not); or

(B)	being treated as having approved such acquisition of or increase in control under section 189(6) FSMA, where references to FSMA are read, where applicable, with the Financial Services and Markets Act 2000 (Controllers) (Exemptions) Order 2009.
General Third Party clearances

5.
Other than in relation to the matters referred to in paragraphs 3 and 4 above, no government or governmental, quasi-governmental, supranational, statutory, regulatory, environmental or investigative body, court, trade agency, association, institution, self-regulatory authority or any other body or person whatsoever in any jurisdiction (each a “Third Party” and together the “Third Parties”) having decided to take, institute, implement or threaten any action, proceeding, suit, investigation, enquiry or reference, or enacted, made or proposed any statute, regulation, decision or order, or having taken any other steps (in each case, not having withdrawn the same) which would or might reasonably be expected to, in each case to an extent or in a manner which is material in the context of the Wider JLT Group or the Wider MMC Group in either case taken as a whole:

(A)
require, prevent or delay the divestiture, or alter the terms envisaged for any proposed divestiture by any member of the Wider MMC Group or any member of the Wider JLT Group of all or any portion of their respective businesses, assets or property or impose any limitation on the ability of any of them to conduct their respective businesses (or any of them) or to own any of their respective assets or properties or any part thereof;

(B)	require, prevent or delay the divestiture by any member of the Wider MMC Group of any shares or other securities in JLT;

(C)
impose any limitation on, or result in a delay in, the ability of any member of the Wider MMC Group directly or indirectly to acquire or to hold or to exercise effectively any rights of ownership in respect of shares or loans or securities convertible into shares or any other securities (or the equivalent) in any member of the Wider JLT Group or the Wider MMC Group or to exercise management control over any such member;

(D)	otherwise adversely affect the business, assets, profits or prospects of any member of the Wider MMC Group or of any member of the Wider JLT Group;

(E)
make the Acquisition or its implementation or the acquisition or proposed acquisition by MMC or MMC BidCo or any member of the Wider MMC Group of any shares or other securities in, or control of JLT void, illegal, and/or unenforceable under the laws of any jurisdiction, or otherwise, directly or indirectly, restrain, restrict, prohibit, delay or otherwise interfere with the same, or impose additional conditions or obligations with respect thereto, or otherwise challenge or interfere therewith;

(F)
other than pursuant to the Acquisition, require any member of the Wider MMC Group or the Wider JLT Group to offer to acquire any shares or other securities (or the equivalent) or interest in any member of the Wider JLT Group or the Wider MMC Group owned by any Third Party;

(G)
impose any limitation on the ability of any member of the Wider JLT Group to co-ordinate its business, or any part of it, with the businesses of any other members which is adverse to the Wider JLT Group; or

(H)	result in any member of the Wider JLT Group ceasing to be able to carry on business under any name under which it presently does so, and all applicable waiting and other time periods during which any such Third Party could institute or implement any action, proceeding, suit, investigation, enquiry or reference or any other step under the laws of any jurisdiction in respect of the Acquisition having expired, lapsed or been terminated.

6.
Other than in relation to the competition law and regulatory approvals referred to in paragraphs 3 and 4 above, all necessary filings or applications having been made in connection with the Acquisition and all material statutory or regulatory obligations in any jurisdiction having been complied with in connection with the Acquisition or the acquisition by any member of the Wider MMC Group of any shares or other securities in, or control of, JLT and all authorisations, orders, recognitions, grants, consents, licences, confirmations, clearances, permissions and approvals necessary for the proposed acquisition of any shares or other securities in, or control of, JLT or any member of the Wider JLT Group by any member of the Wider MMC Group having been obtained from all appropriate Third Parties or persons with whom any member of the Wider JLT Group has entered into contractual arrangements and all such authorisations, orders, recognitions, grants, consents, licences, confirmations, clearances, permissions and approvals together with all authorisations orders, recognitions, grants, licences, confirmations, clearances, permissions and approvals necessary to carry on the business of any member of the Wider JLT Group remaining in full force and effect and all filings necessary for such purpose have been made and there being no notice or intimation of any intention to revoke or not to renew any of the same at the time at which the Acquisition becomes otherwise unconditional and all material statutory or regulatory obligations in any jurisdiction having been complied with.

Certain matters arising as a result of any arrangement, agreement etc.

7.
Save as Disclosed, there being no provision of any agreement, arrangement, licence, permit or other instrument to which any member of the Wider JLT Group is a party or by or to which any such member or any of its assets may be bound, entitled or subject, which in consequence of the Acquisition or the proposed acquisition of any shares or other securities in JLT or because of a change in the control or management of JLT or otherwise, could or might result in, in each case to an extent which is material in the context of the Wider JLT Group taken as a whole:

(A)
any moneys borrowed by or any other indebtedness (actual or contingent, including, without limitation, guarantees, letters of credit and hedging contracts) of, or grant available to any such member, being or becoming repayable or capable of being declared repayable immediately or earlier than their or its stated maturity date or repayment date or the ability of any such member to borrow moneys or incur any indebtedness being withdrawn or inhibited or being capable of becoming or being withdrawn or inhibited;

(B)
any such agreement, arrangement, licence, permit or instrument or the rights, liabilities, obligations or interests of any such member thereunder being terminated or modified or affected or any obligation or liability arising or any action being taken or arising thereunder;

(C)	any assets or interests of any such member being or falling to be disposed of or charged or any right arising under which any such asset or interest could be required to be disposed of or charged;

(D)	the creation or enforcement of any mortgage, charge or other security interest over the whole or any part of the business, property or assets of any such member;

(E)
the rights, liabilities, obligations or interests of any such member in, or the business of any such member with, any person, firm or body (or any arrangement or arrangements relating to any such interest or business) being terminated, adversely modified or adversely affected;

(F)	the value of any such member or its financial or trading position or prospects being prejudiced or adversely affected;

(G)	any such member ceasing to be able to carry on business under any name under which it presently does so; or

(H)	the creation of any liability, actual or contingent, by any such member, and no event having occurred which, under any provision of any agreement, arrangement, licence, permit or other instrument to which any member of the Wider JLT Group is a party or by or to which any such member or any of its assets may be bound, entitled or subject, could result in any of the events or circumstances as are referred to in sub-paragraphs (A) to (H) of this Condition, in each case, to an extent which is material in the context of the Wider JLT Group taken as a whole.

8.	Except as Disclosed, no member of the Wider JLT Group having, since 31 December 2017:

(A)
save as between JLT and wholly-owned subsidiaries of JLT or between wholly-owned subsidiaries of JLT or for JLT Shares issued pursuant to the exercise of options or vesting of awards granted under the JLT Share Schemes or the JLT Shares issued or transferred from treasury, issued, authorised or proposed the issue of additional shares of any class;

(B)
save as between JLT and wholly-owned subsidiaries of JLT or between wholly-owned subsidiaries of JLT or for the grant of options or awards under the JLT Share Schemes, issued or agreed to issue, authorised or proposed the issue of securities convertible into shares of any class or rights, warrants or options to subscribe for, or acquire, any such shares or convertible securities;

(C)
other than to another member of the JLT Group, recommended, declared, paid or made or proposed to recommend, declare, pay or make any bonus issue, dividend or other distribution whether payable in cash or otherwise other than the Interim Dividend;

(D)
save for intra-JLT Group transactions and other than pursuant to the Acquisition, merged or demerged with any body corporate or acquired or disposed of or transferred, mortgaged or charged or created any security interest over any assets or any right, title or interest in any asset (including shares and trade investments) or implemented, authorised or proposed or announced any intention to propose any merger, demerger, reconstruction, amalgamation, scheme, acquisition or disposal, transfer, mortgage, charge or security interest, in each case, other than in the ordinary course of business and, in each case, to an extent which is material in the context of the Wider JLT Group taken as a whole;

(E)
save for intra-JLT Group transactions, made or authorised or proposed or announced an intention to propose any change in its loan capital, in each case, to an extent which is material in the context of the Wider JLT Group taken as a whole;

(F)
issued, authorised or proposed the issue of any debentures or (save for intra-JLT Group transactions), save in the ordinary course of business, incurred or increased any indebtedness or become subject to any contingent liability, in each case, to an extent which is material in the context of the Wider JLT Group taken as a whole;

(G)
save as between JLT and wholly-owned subsidiaries of JLT or between wholly-owned subsidiaries of JLT, purchased, redeemed or repaid or announced any proposal to purchase, redeem or repay any of its own shares or other securities or reduced or, save in respect to the matters mentioned in sub-paragraphs 8(A) and 8(B) above, made any other change to any part of its share capital, in each case, to an extent which is material in the context of the Wider JLT Group taken as a whole;

(H)
entered into, materially changed or terminated or made any offer (which remains open for acceptance) to enter into or materially vary the terms of any contract, agreement, commitment or arrangement with any director or senior executive of JLT or, to an extent material in the context of the Wider JLT Group taken as a whole, with any other employee or employees (in each case, except for salary increases, bonuses or variation of terms in the ordinary course of business);

(I)
entered into or varied or authorised, proposed or announced its intention to enter into or vary any contract, transaction or commitment (whether in respect of capital expenditure or otherwise) which is of a long term, onerous or unusual nature or magnitude or which is or could reasonably be restrictive on the businesses of any member of the Wider JLT Group or the Wider MMC Group or which involves or could reasonably involve an obligation of such a nature or magnitude or which is other than in the ordinary course of business and, in each case, which is material in the context of the Wider JLT Group taken as a whole;

(J)
(other than in respect of a member which is dormant and was solvent at the relevant time) taken any corporate action or had any legal proceedings started or threatened against it for its winding-up, dissolution or reorganisation or for the appointment of a receiver, administrative receiver, administrator, trustee or similar officer of all or any of its assets or revenues or any analogous proceedings in any jurisdiction or had any such person appointed, in each case, which is material in the context of the Wider JLT Group taken as a whole;

(K)
other than in respect of claims between JLT and its wholly-owned subsidiaries or between the wholly-owned subsidiaries of JLT, waived, compromised or settled any claim or regulatory proceeding (whether actual or threatened) otherwise than in the ordinary course of business, in each case, which is material in the context of the Wider JLT Group taken as a whole;

(L)
entered into any contract, commitment, arrangement or agreement otherwise than in the ordinary course of business or passed any resolution or made any offer (which remains open for acceptance) with respect to or announced any intention to, or to propose to, effect any of the transactions, matters or events referred to in this Condition;

(M)	having made or agreed or consented to any significant change to the following in a way that is material in the context of the Wider JLT Group taken as a whole:

(i)	the terms of the trust deeds constituting the pension scheme(s) established by any member of the Wider JLT Group for its directors, employees or their dependents;

(ii)	the contributions payable to any such scheme(s) or to the benefits which accrue or to the pensions which are payable thereunder;

(iii)	the basis on which qualification for, or accrual or entitlement to, such benefits or pensions are calculated or determined;

(iv)	the basis upon which the liabilities (including pensions) of such pension schemes are funded, valued or made; or

(N)
proposed, agreed to provide or modified the terms of any share option scheme, incentive scheme, retention scheme or other benefit (including compensation) relating to the employment or termination of employment of any person employed by the Wider JLT Group, in each case which is material in the context of the Wider JLT Group taken as a whole, and, for the purposes of paragraphs (C), (D), (E) and (F) of this condition, the term “JLT Group” shall mean JLT and its wholly-owned subsidiaries.

9.	Save as Disclosed, since 31 December 2017:

(A)
no adverse change or deterioration having occurred in the business, assets, financial or trading position or profits or prospects of any member of the Wider JLT Group, which is material in the context of the Wider JLT Group taken as a whole;

(B)
no litigation, arbitration proceedings, prosecution or other legal proceedings to which any member of the Wider JLT Group is or may become a party (whether as a plaintiff, defendant or otherwise) and no investigation or other regulatory proceedings by any Third Party against or in respect of any member of the Wider JLT Group having been instituted announced or threatened by or against or remaining outstanding in respect of any member of the Wider JLT Group which in any such case might reasonably be expected to materially adversely affect the Wider JLT Group taken as a whole;

(C)	no contingent or other liability having arisen or become apparent to MMC BidCo which would be likely to materially adversely affect the Wider JLT Group taken as a whole;

(D)
no steps having been taken which are likely to result in the withdrawal, cancellation, termination or modification of any licence held by any member of the Wider JLT Group which is necessary for the proper carrying on of its business and the withdrawal, cancellation, termination or modification of which has had, or would reasonably be expected to have a material adverse effect on the Wider JLT Group taken as a whole;

(E)
no member of the Wider JLT Group having conducted its business in material breach of any applicable laws and regulations where such breach might reasonably be expected to have a material adverse effect on the Wider JLT Group taken as a whole; and

(F)
other than with the consent of MMC BidCo, no action having been taken by any member of the Wider JLT Group, or having been approved by JLT Shareholders or consented to by the Panel, which falls within or under Rule 21.1 of the City Code or which otherwise is materially inconsistent with the implementation by MMC BidCo of the Acquisition on the basis contemplated as at the date of this announcement.

No discovery of certain matters

10.	Save as Disclosed, MMC BidCo not having discovered:

(A)
that any financial, business or other information concerning the Wider JLT Group as contained in the information publicly disclosed at any time by or on behalf of any member of the Wider JLT Group is misleading, contains a material misrepresentation of fact or omits to state a fact necessary to make that information not misleading, in each case, to an extent which is material in the context of the Wider JLT Group taken as a whole;

(B)
that any member of the Wider JLT Group partnership, company or other entity in which any member of the Wider JLT Group has a significant economic interest and which is not a subsidiary undertaking of JLT is subject to any liability (contingent or otherwise) which is not disclosed in the annual report and accounts of JLT for the year ended 31 December 2017, in each case, to an extent which is material in the context of the Wider JLT Group taken as a whole; or

(C)
any information which affects the import of any information disclosed at any time by or on behalf of any member of the Wider JLT Group and which is material in the context of the Wider JLT Group taken as a whole.

11.	Save as Disclosed, MMC BidCo not having discovered that:

(A)
(i) any past or present member, director, officer or employee of the Wider JLT Group is or has at any time engaged in any activity, practice or conduct which would constitute an offence under the Bribery Act 2010, the US Foreign Corrupt Practices Act of 1977 or any other anti-corruption legislation application to the Wider JLT Group; or (ii) any person that performs or has performed services for or on behalf of the Wider JLT Group is or has at any time engaged in any activity, practice or conduct in connection with the performance of such services which would constitute an offence under the Bribery Act 2010, the US Foreign Corrupt Practices Act of 1977 or any other applicable anti-corruption legislation;

(B)	any asset of any member of the Wider JLT Group constitutes criminal property as defined by section 340(3) of the Proceeds of Crime Act 2002 (but disregarding paragraph (b) of that definition);

(C)
a member of the Wider JLT Group has engaged in any transaction which would cause any member of the Wider MMC Group to be in breach of applicable law or regulation upon completion of the Acquisition, including the economic sanctions of the United States Office of Foreign Assets Control or HM Treasury & Customs, or any government, entity or individual targeted by any of the economic sanctions of the United Nations, United States, the European Union or any of its member states; or

(D)
there has occurred any disruption in the operations of the Wider JLT Group as a result of issues relating to Information Technology or any failure or other sub-standard performance of any such Information Technology (including, without limitation, any information security breach or unauthorised access of, or unauthorised acts in relation to, any such Information Technology), in each case which is material in the context of the Wider JLT Group taken as a whole.
Part B:     Waiver and invocation of the Conditions
MMC BidCo reserves the right to waive, in whole or in part, all or any of the Conditions in Part A above, except for Condition 2(A)(i), 2(B)(i) and 2(C)(i) (Scheme Approval), which cannot be waived.
Conditions 3 to 11 must be fulfilled or, if capable of waiver, waived, no later than 11.59pm on the date immediately preceding the date of the Scheme Court Hearing, failing which the Scheme will lapse. MMC BidCo shall be under no obligation to waive or treat as satisfied any of the Conditions capable of waiver by a date earlier than the latest date specified above for the fulfilment or waiver thereof, notwithstanding that the other Conditions may at such earlier date have been waived or fulfilled and that there are at such earlier date no circumstances indicating that any of such Conditions may not be capable of fulfilment.
Part C:        Certain further terms of the Acquisition
MMC BidCo reserves the right to elect (with the consent of the Panel and subject to the terms of the Co-operation Agreement) to implement the Acquisition by way of an Offer (as defined in Part 28 of the Companies Act 2006). In such event, such Offer will be implemented on the same terms, so far as applicable, as those which would apply to the Scheme, subject to appropriate amendments to reflect the change in method of effecting the Acquisition, including (without limitation and subject to the consent of the Panel) an acceptance condition that is set at 75 per cent. (or such lesser percentage, as MMC BidCo may decide) (i) in nominal value of the shares to which such Offer relates; and (ii) of the voting rights attached to those shares, and that is subject to the MMC BidCo and/or (with the consent of the Panel) any members of the MMC Group having acquired or agreed to acquire, whether pursuant to the Offer or otherwise, shares carrying more than 50 per cent. of the voting rights normally exercisable at a JLT General Meeting, including, for this purpose, any such voting rights attaching to JLT Shares that are unconditionally allotted or issued before the Offer becomes or is declared unconditional as to acceptances, whether pursuant to the exercise of any outstanding subscription or conversion rights or otherwise.
If MMC BidCo is required by the Panel to make an offer for JLT Shares under the provisions of Rule 9 of the City Code, MMC BidCo may make such alterations to any of the above Conditions as are necessary to comply with the provisions of that Rule.
The Acquisition will lapse if, before the date of the Court Meeting (or, in the event that MMC BidCo elects to implement the Acquisition by way of an Offer, before 1.00 p.m. on the first closing date of the Offer or the date on which the Offer becomes or is declared unconditional as to acceptances, whichever is the later), (i) Phase 2 European Commission proceedings are initiated; or (ii) there is a Phase 2 CMA reference, in respect of the Acquisition.
The availability of the Acquisition to persons not resident in the United Kingdom may be affected by the laws of the relevant jurisdictions. Persons who are not resident in the United Kingdom should inform themselves about and observe any applicable requirements.
This Acquisition and any rights or liabilities arising hereunder, the Acquisition, the Scheme and any proxies will be governed by English law and be subject to the jurisdiction of the English courts, to the Conditions set out in this Appendix 1 and in the formal Scheme Document. The Acquisition will comply with the applicable rules and regulations of the Financial Conduct Authority and the London Stock Exchange and the City Code.
Each of the Conditions shall be regarded as a separate Condition and shall not be limited by reference to any other Condition.
JLT Shares which will be acquired under the Acquisition will be acquired fully paid and free from all liens, equities, charges, encumbrances, options, rights of pre-emption and any other third party rights and interests of any nature and together with all rights now or hereafter attaching or accruing to them, including voting rights and the right to receive and retain in full all dividends and other distributions (if any) declared, made or paid on or after the Effective Date (but not, for the avoidance of doubt, the Interim Dividend).
If, on or after the date of this announcement and before the Effective Date, any dividend and/or other distribution and/or other return of capital other than the Interim Dividend is declared, made or paid or becomes payable in respect of the JLT Shares, MMC BidCo reserves the right to reduce the consideration payable under the terms of the Acquisition for the JLT Shares by an amount up to the amount of such dividend and/or distribution and/or return of capital, in which case any reference in this announcement or in the Scheme Document to the consideration payable under the terms of the Acquisition will be deemed to be a reference to the consideration as so reduced. To the extent that any such dividend and/or distribution and/or other return of capital is declared, made or paid or is payable and it is: (i) transferred pursuant to the Acquisition on a basis which entitles MMC BidCo to receive the dividend or distribution and to retain it; or (ii) cancelled, the consideration payable under the terms of the Acquisition will not be subject to change in accordance with this paragraph. Any exercise by MMC BidCo of its rights referred to in this paragraph shall be the subject of an announcement and, for the avoidance of doubt, shall not be regarded as constituting any revision or variation of the Acquisition or the terms thereof.

APPENDIX 2
SOURCES OF INFORMATION AND BASES OF CALCULATION
Unless otherwise stated in this announcement:

(1)
As at the close of business on 17 September 2018, being the last Business Day prior to the date of this announcement, there were 219,037,876 JLT Shares in issue (excluding 1,143,131 shares held in treasury).

(2)	The value placed by the Acquisition on the existing issued and to be issued share capital of JLT is based upon:

a.	the 219,037,876 JLT Shares referred to in paragraph (1) above; and

b.
further JLT Shares which may be issued on or after the date of this announcement on the exercise of options or vesting of awards granted or agreed to be granted under the JLT Share Schemes, amounting in aggregate to 9,780,125 JLT Shares as at 17 September 2018; less

c.	6,758,668 JLT Shares as at 17 September 2018 held by the JLT employee benefit trust which can be used to satisfy the exercise of options and vesting of awards under the JLT Share Schemes.

(3)	Unless otherwise stated, all prices for JLT Shares are closing middle market quotations derived from the London Stock Exchange Daily Official List (SEDOL).

(4)
The volume-weighted average prices of a JLT Share for the one-month and three-month periods ended 17 September 2018 are derived from data provided by Bloomberg and refer to trading on the London Stock Exchange only.

(5)	Financial information relating to JLT is extracted from the unaudited interim results of JLT for the six months ended 30 June 2018.

(6)
The enterprise value of JLT implied by the value of the Acquisition is £4,862 million, which is based on approximately: (i) £4,252 million for the entire issued and to be issued share capital of JLT calculated using the number of shares set out under paragraph (2) above and £19.15 per JLT share; and (ii) JLT’s net debt as at 30 June 2018 which includes current borrowings of £19 million, non-current borrowings of £747 million, cash and cash equivalents (own funds) of £172 million and non-controlling interests of £17 million.

(7)
Estimated pro-forma MMC revenues of approximately $17 billion calculated by adding JLT’s last twelve month revenues to 30 June 2018, converted to US$ at the average exchange rate during the period, to MMC’s last twelve month revenues to 30 June 2018. In each case the last twelve months revenue figure was calculated from the respective companies’ unaudited interim results for the six months ended 30 June 2018 and the audited annual report and accounts for the year ended 31 December 2017.

(8)	JLT’s annualised total shareholder return performance is based on data from Factset.

(9)	Certain figures in this announcement have been subject to rounding adjustments.

APPENDIX 3
DETAILS OF IRREVOCABLE UNDERTAKINGS

	Name of JLT Shareholder	Number of JLT Shares*	Percentage of JLT issued share capital (excluding shares held in treasury)
1.	JMH Investments Limited	87,974,158	40.16
2.	Annette Court	1,000	0.00
3.	Dominic Burke	402,118	0.18
4.	Mark Drummond Brady	167,582	0.08
5.	Charles Rozes	29,602	0.01
6.	Geoffrey Howe	25,709	0.01
7.	Nicholas Walsh	1,000	0.00

* In the case of JLT Directors, this includes JLT Shares held by spouses or jointly with spouses, excludes option or award entitlements under JLT Share Schemes and (where applicable) the JLT Share Incentive Plan

The obligations of the JLT Shareholders (other than JMH) listed in the table above under their respective hard irrevocable undertakings cease to be binding only on and from the earlier of the following occurrences:

(A)
if the Scheme Document or Offer Document (as the case may be) has not been posted within 28 days of the issue of this announcement (or within such longer period as MMC BidCo, with the consent of the Panel, determines), provided that if the Acquisition was initially being implemented by way of a Scheme and MMC BidCo elects to exercise its right (in accordance with the Co-operation Agreement) to switch to implement the Acquisition by way of an Offer rather than the Scheme, or vice versa, the time period in this paragraph (A) shall be extended to refer to within 28 days of the issue of the press announcement announcing the change in structure (or such other date for the posting of the Offer Document or Scheme Document (as applicable) as the Panel may require); or

(B)
on the earlier of (a) the Long Stop Date; or (b) the date on which the Acquisition (whether implemented by way of a Scheme or an Offer) is withdrawn or lapses in accordance with its terms, other than where the Acquisition is withdrawn or lapses as a result of MMC BidCo exercising its right to implement the Acquisition by way of an Offer in accordance with the City Code rather than by way of a Scheme or vice versa.

The obligations of JMH under its hard irrevocable undertaking cease to be binding only on and from the earlier of the following occurrences:

(A)
if the Scheme Document or Offer Document (as the case may be) has not been posted within 28 days of the issue of this announcement (or within such longer period as MMC BidCo, with the consent of the Panel, determines), provided that if the Acquisition was initially being implemented by way of a Scheme and MMC BidCo elects to exercise its right to switch to implement the Acquisition by way of an Offer rather than the Scheme, or vice versa, the time period in this paragraph (A) shall be extended to refer to within 28 days of the issue of the press announcement announcing the change in structure (or such other date for the posting of the Offer Document or Scheme Document (as applicable) as the Panel may require);

(B)
on the earlier of (a) the Long Stop Date; or (b) the date on which the Acquisition (whether implemented by way of a Scheme or an Offer) is withdrawn or lapses in accordance with its terms, other than where the Acquisition is withdrawn or lapses as a result of MMC BidCo exercising its right to implement the Acquisition by way of an Offer in accordance with the City Code rather than by way of a Scheme or vice versa; or

(C)
MMC BidCo announces, with the consent of the Panel, before the Offer Document or Scheme Document is published, that it does not intend to proceed with the Acquisition and no new, revised or replacement Offer or Scheme (as applicable) is announced by MMC BidCo in accordance with rule 2.7 of the Code.

APPENDIX 4
DEFINITIONS

“£”, “Sterling”, “pence” or “p”	the lawful currency of the UK

“$” or “US$”	the lawful currency of the United States

“Acquisition”
the proposed acquisition of the entire issued and to be issued share capital of JLT by MMC BidCo, to be effected by the Scheme as described in this document (or by the Offer under certain circumstances described in this document)

“Acquisition Consideration”	the consideration payable in connection with the Acquisition

“associated undertaking”
has the meaning given by paragraph 19 of Schedule 6 of the Large and Medium-sized Companies and Groups (Accounts and Reports) Regulations 2008 other than paragraph 19(1)(b) of Schedule 6 to those Regulations

“Board”	the board of directors

“Bridge Loan Agreement”
the credit agreement dated 18 September 2018 relating to a bridge facility entered into between MMC as borrower and Goldman Sachs Lending Partners LLC as lender and Goldman Sachs Bank USA as lender, Sole Lead Arranger, Sole Bookrunner and Administrative Agent

“Business Day”	a day, (other than a Saturday, Sunday, public or bank holiday) on which banks are generally open for business in London

“City Code”	the City Code on Takeovers and Mergers

“Closing Price”	the closing middle market quotations of a share derived from the Daily Official List

“Combined Group”	the enlarged MMC Group following completion of the Acquisition comprising the MMC Group and the JLT Group

“Conditions”	the conditions of the Acquisition set out in Part A of Appendix 1 to this announcement

“Co-operation Agreement”	means the co-operation agreement entered into by JLT, MMC and MMC BidCo dated 18 September 2018

“Court”	the High Court of Justice in England and Wales

“Court Meeting”
the meeting of the JLT Shareholders convened by order of the Court pursuant to section 899 of the Companies Act 2006 for the purpose of considering and, if thought fit, approving the Scheme (with or without amendment) and any adjournment thereof

“CREST”	the relevant system (as defined in the Uncertificated Securities Regulations 2001 (SI 2001/3755) in respect of which Euroclear UK & Ireland Limited is the Operator (as defined in the Regulations)

“Daily Official List”	the Daily Official List of the London Stock Exchange

“Dealing Disclosure”	an announcement pursuant to Rule 8 of the City Code containing details of dealings in interests in relevant securities of a party to an offer

“Disclosed”
the information disclosed by or on behalf of JLT: (i) in the annual report and accounts of the JLT Group for the financial year ended 31 December 2017; (ii) in the interim results of the JLT Group for the six months ended 30 June 2018; (iii) in this announcement; (iv) in any other announcement to a Regulatory Information Service prior to the publication of this announcement; (v) fairly disclosed in writing prior to the date of this announcement to MMC or MMC’s advisers (in their capacity as such); or (vi) as otherwise fairly disclosed to MMC or its advisers prior to the date of this announcement (including all matters fairly disclosed during the due diligence call held on 13 September 2018)

“Effective Date”	the date on which the Scheme becomes effective in accordance with its terms

“EFTA”	the European Free Trade Association

“EU”	the European Union

“EUMR”	the EU Merger Regulation (No. 139/2004)

“FCA”	the Financial Conduct Authority

“FSMA”	the UK Financial Services and Markets Act 2000, as it may have been, or may from time to time be, amended, modified re-enacted or replaced

“Goldman Sachs”	Goldman Sachs & Co. LLC and Goldman Sachs International

“Information Technology”	means computer hardware, software and networks

“Interim Dividend”	the interim dividend of 12.7 pence per JLT Share that has been announced by JLT for the period ended 30 June 2018 and that is due to be paid on 3 October 2018

“JLT”	Jardine Lloyd Thompson Group plc, incorporated in England and Wales with registered number 01679424

“JLT Directors”	the directors of JLT as at the date of this Announcement or, where the context requires, the directors of JLT from time to time

“JLT Executive Directors”	Dominic Burke, Mark Drummond Brady and Charles Rozes

“JLT General Meeting”
the JLT General Meeting Shareholders (including any adjournment thereof) to be convened to consider and if thought fit pass, inter alia, a special resolution in relation to the Scheme and the Acquisition

“JLT Group”	JLT and its Subsidiaries and associated undertakings

“JLT Independent Directors” or “Independent Directors”	the directors of JLT as at the date of this announcement other than Dominic Burke, Mark Drummond Brady and Charles Rozes

“JLT Share Schemes”	means the JLT Long Term Incentive Plan 2013, the Performance Share Plan 2014 and the Deferred Bonus Share Plan 2017

“JLT Shareholders"	the holders of JLT Shares

“JLT Shares”	the ordinary shares of 5 pence each in the capital of JLT

“JMH”	JMH Investments Limited

"J.P. Morgan Cazenove"	J.P. Morgan Securities plc, which conducts its UK investment banking business as J.P. Morgan Cazenove

“Listing Rules”	the Listing, Prospectus and Disclosure and Transparency Rules of the FCA made pursuant to Part VI of FSMA, as revised from time to time

“Long Stop Date”	31 December 2019 or such later date as may be agreed between MMC, MMC BidCo and JLT with the consent of the Panel

“Meetings”	the Court Meeting and the JLT General Meeting

“MMC”	Marsh & McLennan Companies, Inc., incorporated in Delaware with registered number 0000062709

“MMC BidCo”	MMC Treasury Holdings (UK) Limited, incorporated in England and Wales with registered number 09787086

“MMC Group"	MMC and its Subsidiaries and associated undertakings

“Offer”
should the Acquisition be implemented by way of a takeover offer as defined in Chapter 3 of Part 28 of the Companies Act 2006, the offer to be made by or on behalf of MMC BidCo to acquire the entire issued and to be issued share capital of JLT and, where the context admits, any subsequent revision, variation, extension or renewal of such offer

“Offer Document”	should the Acquisition be implemented by means of an Offer, the document to be sent to JLT Shareholders which will contain, inter alia, the terms and conditions of the Offer

“Offer Period”
the period commencing on 18 September 2018 and ending on the earlier of the date on which the Scheme becomes effective and/or the date on which the Scheme lapses or is withdrawn (or such other date as the Panel may decide)

“Official List”	the official list maintained by the UK Listing Authority

“Opening Position Disclosure”	an announcement containing details of interests or short positions in, or rights to subscribe for, any relevant securities of a party to the offer if the person concerned has such a position

“Overseas Shareholders”	Scheme Shareholders who are resident in, ordinarily resident in, or citizens of, jurisdictions outside the United Kingdom

“Panel”	the Panel on Takeovers and Mergers

“PRA”	the Prudential Regulatory Authority

“Registrar of Companies”	the Registrar of Companies in England and Wales

“Restricted Jurisdiction”
any jurisdiction where local laws or regulations may result in a significant risk of civil, regulatory or criminal exposure if information concerning the Acquisition is sent or made available to JLT Shareholders in that jurisdiction

“Scheme”	the proposed scheme of arrangement under Part 26 of the Companies Act 2006 between JLT and Scheme Shareholders to implement the Acquisition

“Scheme Court Hearing”	the hearing of the Court to sanction the Scheme under section 899 of the Companies Act 2006

“Scheme Court Order”	the order of the Court sanctioning the Scheme under section 899 of the Companies Act 2006

“Scheme Document”	the document to be dispatched to JLT Shareholders including the particulars required by section 897 of the Companies Act 2006

“Scheme Record Time”
the time and date specified as such in the Scheme Document, expected to be 6.00 p.m. on the Business Day immediately after the date of the Scheme Court Hearing, or such other date or time as MMC BidCo and JLT may agree

“Scheme Shareholder”	holders of Scheme Shares

“Scheme Shares”
1.    the JLT Shares in issue at the date of the Scheme Document;
2.    any JLT Shares issued after the date of the Scheme Document and prior to the Voting Record Time; and
3.    any JLT Shares issued at or after the Voting Record Time and prior to the Scheme Record Time in respect of which the original or any subsequent holder thereof is bound by the Scheme, or shall by such time have agreed in writing to be bound by the Scheme, in each case excluding shares held in treasury and any shares beneficially owned by MMC BidCo or any other member of the MMC Group

“significant interest”	means a direct or indirect interest in twenty per cent. or more of the equity share capital (as defined in the Companies Act 2006) of the relevant undertaking

“Simon Robertson Associates”	Simon Robertson Associates LLP

“Subsidiary”	has the meaning given in section 1159 of the Companies Act 2006

“subsidiary undertaking”	has the meaning given in Section 1162 of the Companies Act 2006

“UK” or “United Kingdom”	the United Kingdom of Great Britain and Northern Ireland

“UK Listing Authority”	the FCA as the authority for listing in the United Kingdom

“US” or “United States”	the United States of America, its territories and possessions, any state of the United States of America and the District of Columbia

“Voting Record Time”	a date and time to be specified in the Scheme Document, which is expected to be 6.00 p.m. on the day two days prior to the Court Meeting or any adjournment thereof (as the case may be)

“Wider JLT Group”	JLT and its subsidiary undertakings, associated undertakings and other undertakings in which JLT and/or such undertakings (aggregating their interests) have a significant interest

“Wider MMC Group”	MMC and its subsidiary undertakings, associated undertakings and other undertakings in which MMC and/or such undertakings (aggregating their interests) have a significant interest